                            AGREEMENT AND PLAN OF MERGER


                                       AMONG

                           INSIGHT HEALTH SERVICES CORP.,

                             SMSI ACQUISITION COMPANY,

                           SIGNAL MEDICAL SERVICES, INC.

                                AND ITS STOCKHOLDERS

                              DATED AS OF APRIL 15, 1998

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                                 TABLE OF CONTENTS
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ARTICLE I     GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-1-

      1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-1-
      1.2     Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . .-2-
      1.3     Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . .-2-
      1.4     Charter, By-laws, Officers and Directors of Surviving Corporation. . .-2-
      1.5     Taking of Necessary Action . . . . . . . . . . . . . . . . . . . . . .-2-
      1.6     Authorization of the Merger, this Agreement and the Certificate of
              Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-2-
      1.7     The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-3-

ARTICLE II    EFFECT OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .-3-

      2.1     Effect on Capital Stock. . . . . . . . . . . . . . . . . . . . . . . .-3-
      2.2     Surrender of Certificates; Delivery of Funds; Adjustment to Merger
              Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . . . .-4-

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
              THE MINORITY STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . . . .-6-

      3.1     Organization, Power, Authority and Good Standing.  . . . . . . . . . .-6-
      3.2     Authorization, Execution and Enforceability. . . . . . . . . . . . . .-7-
      3.3     Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-7-
      3.4     Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . .-7-
      3.5     Subsidiaries; Investments. . . . . . . . . . . . . . . . . . . . . . .-8-
      3.6     Financial Information. . . . . . . . . . . . . . . . . . . . . . . . .-8-
      3.7     Absence of Changes.  . . . . . . . . . . . . . . . . . . . . . . . . -10-
      3.8     Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . -11-
      3.9     Title to Assets, Properties and Rights and Related Matters.  . . . . -12-
      3.10    Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . -13-
      3.11    Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . -14-
      3.12    Material Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . -14-
      3.13    Litigation, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . -15-
      3.14    Compliance With Laws.  . . . . . . . . . . . . . . . . . . . . . . . -15-
      3.15    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -16-
      3.16    Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -16-
      3.17    ERISA Compliance.  . . . . . . . . . . . . . . . . . . . . . . . . . -17-
      3.18    Certain Additional Regulatory Matters. . . . . . . . . . . . . . . . -19-
      3.19    Medicare/Medicaid Participation; Accreditation . . . . . . . . . . . -20-
      3.20    Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . -21-
      3.21    Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
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                                       -i-
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      3.22    Related Party Transactions.. . . . . . . . . . . . . . . . . . . . . -21-
      3.23    Accounts and Notes Receivable. . . . . . . . . . . . . . . . . . . . -22-
      3.24    Bank Accounts; Powers of Attorney. . . . . . . . . . . . . . . . . . -22-
      3.25    Customers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -22-
      3.26    Guarantees; Powers of Attorney.  . . . . . . . . . . . . . . . . . . -22-
      3.27    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -22-
      3.28    Cumulative Exceptions. . . . . . . . . . . . . . . . . . . . . . . . -22-

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF SMSI . . . . . . . . . . . . . . . -23-

      4.1     Organization; Corporate Authority. . . . . . . . . . . . . . . . . . -23-
      4.2     Corporate Action; Authority; No Conflict.  . . . . . . . . . . . . . -23-
      4.3     Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -23-
      4.4     Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -23-
      4.5     Company Representations. . . . . . . . . . . . . . . . . . . . . . . -24-

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF THE MINORITY
              STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-

      5.1     Authority; No Conflict.  . . . . . . . . . . . . . . . . . . . . . . -24-
      5.2     Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-
      5.3     Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-

ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF INSIGHT AND
              NEWCO. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-

      6.1     Organization; Corporate Authority. . . . . . . . . . . . . . . . . . -25-
      6.2     Corporate Action; Authority; No Conflict.  . . . . . . . . . . . . . -25-
      6.3     Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-
      6.4     Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-
      6.5     Investment Intent. . . . . . . . . . . . . . . . . . . . . . . . . . -26-

ARTICLE VII   COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . -26-

      7.1     Access to Records and Properties of the Company.   . . . . . . . . . -26-
      7.2     Conduct of the Company.  . . . . . . . . . . . . . . . . . . . . . . -26-
      7.3     Anthem Guaranty. . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
      7.4     Efforts to Consummate. . . . . . . . . . . . . . . . . . . . . . . . -28-
      7.5     Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-
      7.6     Public Announcements.  . . . . . . . . . . . . . . . . . . . . . . . -29-
      7.7     Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-
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                                       -ii-
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      7.8     Stock Option Plans.  . . . . . . . . . . . . . . . . . . . . . . . . -29-
      7.9     Tax Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
      7.10    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . -30-
      7.11    General Release. . . . . . . . . . . . . . . . . . . . . . . . . . . -31-
      7.12    Cooperation and Access to Information. . . . . . . . . . . . . . . . -31-
      7.13    Amendment of the Company's 401(k) Plan . . . . . . . . . . . . . . . -31-

ARTICLE VIII  CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -32-

      8.1     Conditions to Each Party's Obligation to Effect the Merger.  . . . . -32-
      8.2     Conditions to the Company's Obligation to Effect the Merger.   . . . -32-
      8.3     Conditions to InSight's and Newco's Obligations to Effect the Merger -33-

ARTICLE IX    TERMINATION; EFFECT OF TERMINATION . . . . . . . . . . . . . . . . . -34-

      9.1     Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . -34-
      9.2     Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . -35-

ARTICLE X     SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . -35-

      10.1.   Survival of Representations. . . . . . . . . . . . . . . . . . . . . -35-
      10.2.   Indemnification by the Company and the Minority Stockholders . . . . -35-
      10.3.   Indemnification by SMSI. . . . . . . . . . . . . . . . . . . . . . . -36-
      10.4.   Indemnification by InSight and Newco . . . . . . . . . . . . . . . . -36-
      10.5.   Procedures for Third Party Indemnification . . . . . . . . . . . . . -36-
      10.6.   Notice of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . -37-
      10.7.   Limitations on Indemnification by the Stockholders . . . . . . . . . -37-
      10.8    Tax Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . -38-
      10.9.   Indemnified Losses . . . . . . . . . . . . . . . . . . . . . . . . . -38-
      10.10   Indemnification Threshold. . . . . . . . . . . . . . . . . . . . . . -38-
      10.11   Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . -39-

ARTICLE XI    MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . -39-

      11.1    Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -39-
      11.2    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . -39-
      11.3    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . -39-
      11.4    Benefits of Agreement. . . . . . . . . . . . . . . . . . . . . . . . -40-
      11.5    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -40-
      11.6    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -40-
      11.7    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -40-
      11.8    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -41-
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                                      -iii-
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      11.9    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . -42-
      11.10   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . -42-
      11.11   Incorporation of Exhibits and Schedules. . . . . . . . . . . . . . . -42-
      11.12   Independence of Covenants and Representations and Warranties . . . . -42-
      11.13   Interpretation; Construction . . . . . . . . . . . . . . . . . . . . -43-
      11.14   Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . -43-
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Annex I       Definitions

Exhibit A      Form of Certificate of Merger
Exhibit B      Form of Anthem Guaranty
Exhibit C      Form of Option Agreements
Exhibit D      Form of Option Settlement Agreements
Exhibit E      Form of Employment Agreements and Amendment to Employment
               Agreement
Exhibit F      Form of Escrow Agreement

SCHEDULES

2.2(b)    Assumed Debt Adjustment Schedule
3.1       Good Standing of the Company
3.2       Violations
3.3       Consents
3.4(a)    Capitalization
3.4(b)    Options
3.5       Subsidiaries; Investments
3.6(a)    Financial Information
3.6(c)    Indebtedness; Cash and Cash Equivalents
3.6(d)    Fixed Asset Schedule; Commitments List
3.7       Changes since Latest Balance Sheet Date
3.8(a)    Tax Returns and Reserves
3.8(b)    Tax Audits
3.8(d)    Tax Matters
3.9(a)    Personal Property
3.9(b)    Personal Property Leases
3.10      Leased Property
3.11      Intellectual Property
3.12(a)   Material Contracts
3.12(b)   Breaches of Contracts
3.13(a)   Litigation
3.13(b)   Criminal Sanctions and Payments
3.14      Permits
3.15      Insurance
3.16(a)   Employees

                                      -iv-

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3.16(b)   Options
3.17      Employee Plans
3.20(c)   Environmental Matters
3.22      Related Party Transactions
3.23      Accounts and Notes Receivable
3.24      Bank Accounts
3.25      Customers
3.26      Guarantees; Powers of Attorney
7.2       Employee Bonuses in Addition to Option Settlements
8.3(e)    Required Consents

                             AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of April 15, 1998, by and among (i) InSight Health Services Corp., a Delaware corporation ("InSight"), (ii) SMSI Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of InSight ("Newco"), (iii) Signal Medical Services, Inc., a Delaware corporation (the "Company"), (iv) SMSI Holdings, Inc., a Connecticut corporation ("SMSI") and (v) Brian P. Stone ("Stone"), Thomas W. Crucitti ("Crucitti") and Todd Stowell ("Stowell") (Stone, Crucitti and Stowell are sometimes collectively referred to herein as the "Minority Stockholders" and, with SMSI, as the "Stockholders"). Certain capitalized terms used herein are defined on ANNEX I hereto.

     WHEREAS, the Boards of Directors of InSight and Newco have determined that it is fair and in the best interests of their respective stockholders for the Company to merge with and into Newco (the "Merger") pursuant to Section 251 of the Delaware General Corporation Law (the "Delaware Statute") upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Company's Board of Directors and the Stockholders have adopted resolutions approving the Merger, this Agreement and the transactions to which the Company and the Stockholders are parties contemplated hereby, upon the terms and subject to the conditions set forth herein;

     WHEREAS, the parties have agreed (subject to the terms and conditions of this Agreement) to effect the Merger, as more fully described herein; and

     WHEREAS, InSight, Newco, the Company and the Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements and conditions hereinafter set forth, the parties hereby agree as follows:


                                     ARTICLE I
                                       GENERAL

1.1 THE MERGER. In accordance with, and subject to, the provisions of this Agreement, the Certificate of Merger and the Delaware Statute, the Company shall be merged with and into Newco, which, at and after the Effective Time, shall be and is hereinafter sometimes referred to as the "Surviving Corporation." Newco and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective on the Closing Date at the time of the filing by the Surviving Corporation of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the Certificate of Merger). The Certificate of Merger shall be executed and delivered in the manner provided under the Delaware Statute. The time when the Merger shall become effective is referred to herein as the "Effective Time."

1.3 EFFECT OF THE MERGER. Except as specifically set forth herein or in the Certificate of Merger, at the Effective Time, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights, immunities, restrictions, debts, liabilities and duties (collectively, the "Corporate Rights") of Newco shall continue in effect and be unimpaired by the Merger, and the Corporate Rights of the Company shall be merged with and into Newco, which shall, as the Surviving Corporation, be fully vested therewith. At the Effective Time, the separate existence and corporate organization of the Company shall cease, and the Company shall be merged with and into the Surviving Corporation.

1.4 CHARTER, BY-LAWS, OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. From and after the Effective Time, Newco's certificate of incorporation ("Newco's Charter") shall be the certificate of incorporation of the Surviving Corporation until altered, amended or repealed as provided in the Delaware Statute except that Newco's Charter shall be amended to change Newco's name to Signal Medical Services, Inc.; the by-laws of Newco ("Newco's By-Laws") shall be the by-laws of the Surviving Corporation, unless and until altered, amended or repealed as provided in the Delaware Statute, Newco's Charter or Newco's By-Laws; and the officers and directors of Newco shall be the officers and directors of the Surviving Corporation, respectively, unless and until removed or until their respective terms of office shall have expired in accordance with the Delaware Statute, Newco's Charter or Newco's By-Laws, as applicable.

1.5 TAKING OF NECESSARY ACTION. Prior to the Effective Time, and subject to the terms and conditions contained in this Agreement, the parties hereto shall take or cause to be taken all such actions as may be necessary or appropriate to effectuate, as expeditiously as reasonably practicable, the Merger.

1.6  AUTHORIZATION OF THE MERGER, THIS AGREEMENT AND THE CERTIFICATE OF MERGER.

     (a) Prior to or simultaneously with the execution and delivery of this Agreement, all of the members of the Company's Board of Directors, an authorized officer of SMSI, on behalf of SMSI as a stockholder of the Company, and the Minority Stockholders shall execute and deliver to InSight and Newco a joint written consent in lieu of a meeting, which written consent shall include resolutions approving and adopting the Merger, this Agreement, the Certificate of Merger and the Related Documents and consummation of the transactions contemplated hereby, as required by the Delaware Statute.

     (b) Prior to or simultaneously with the execution and delivery of this Agreement, all of the members of the Boards of Directors of InSight and Newco, and an authorized officer of InSight, on behalf of InSight as the sole stockholder of Newco, shall execute written consents in lieu of a meeting, which written consents shall include resolutions approving and adopting the Merger, this Agreement, the Certificate of Merger and the Related Documents and consummation of the transactions contemplated hereby, as required by the Delaware Statute.

     (c) The parties shall take as promptly as practicable all such other actions as may be necessary or advisable under the Delaware Statute and any other applicable law or regulation in connection with this Agreement, the Merger or the Certificate of Merger.

1.7 THE CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place as promptly as practicable after satisfaction or waiver of the conditions set forth in Article VIII or such other date (the "Closing Date") to be mutually agreed upon by the parties. On the Closing Date, the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 1.2. The Closing shall take place at the offices of Shipman & Goodwin LLP in Hartford, Connecticut, unless another place is agreed to by the parties.


                                     ARTICLE II
                                  EFFECT OF MERGER

2.1  EFFECT ON CAPITAL STOCK.

     (a) The manner and basis of converting, exchanging or canceling the shares of capital stock of each of the Constituent Corporations into or for cash (or the contingent right to receive cash) or securities of the Surviving Corporation shall be as follows:

          (i) each share of common stock, par value $.001 per share, of Newco issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time;

          (ii) each Share issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by the Company (whether as treasury stock or otherwise) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be delivered in exchange therefor;

          (iii) Each Merger Share shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding and be converted into the right to receive, subject to the terms and conditions of this Agreement, an amount in cash equal to the Merger Consideration; and

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          (iv) each Share authorized but unissued immediately prior to the
Effective Time shall be canceled.

2.2 SURRENDER OF CERTIFICATES; DELIVERY OF FUNDS; ADJUSTMENT TO MERGER CONSIDERATION.

     (a) Promptly after the Effective Time, Newco shall pay to (1) the Escrow Agent the sum of $1,500,000 (the "Escrow Amount") to be held in accordance with the terms of the Escrow Agreement, and (2) each holder of an outstanding certificate or certificates which prior thereto represented Merger Shares (each, a "Certificate"), upon surrender of such Certificate or Certificates duly endorsed in blank to Newco, cash in an amount equal to the Closing Merger Payment, as determined pursuant to Section 2.2(b), multiplied by the percentage of all Merger Shares that the Merger Shares represented by such holder's Certificate(s) comprise. Until surrendered as contemplated by this Section 2.2(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive (i) upon such surrender, the Closing Merger Payment multiplied by the percentage of all Merger Shares that the Merger Shares represented by such Certificate comprise, (ii) in accordance with Section 2.2(d), the Final Adjustment, if applicable, multiplied by the percentage of all Merger Shares that the Merger Shares represented by such Certificate comprise, and (iii) such portion of the Escrow Amount as is determined pursuant to the Escrow Agreement, if and when payable in accordance with the terms of the Escrow Agreement.

     (b) At or prior to the Closing, the Company shall cause to be prepared and delivered to InSight and Newco, at the Company's expense, an estimated consolidated unaudited balance sheet of the Company and its subsidiaries as of the Closing Date (the "Estimated Closing Balance Sheet"), which shall be prepared in accordance with GAAP and on a basis consistent with the methods, principles, practices and policies employed in the preparation and presentation of the Latest Balance Sheet, together with the workpapers used in the
preparation thereof.   The "Closing Merger Payment" shall equal $25,519,936 (1)
increased dollar-for-dollar to the extent that (A) cash or Net Noncash Working Capital as shown on the Estimated Closing Balance Sheet is greater than cash or Net Noncash Working Capital as shown on the Latest Balance Sheet and (B) the amount of Assumed Debt, as calculated based upon the Estimated Closing Balance Sheet (as adjusted as provided in the definition of Assumed Debt), is less than $20,809,064 and (2) decreased dollar-for-dollar to the extent that (A) cash or Net Noncash Working Capital as shown on the Estimated Closing Balance Sheet is less than cash or Net Noncash Working Capital as shown on the Latest Balance Sheet and (B) the amount of Assumed Debt, as calculated based upon the Estimated Closing Balance Sheet (as adjusted as provided in the definition of Assumed Debt), is greater than $20,809,064.

     (c) As soon as practicable, but in no event later than 60 days following the Closing Date, InSight and Newco shall cause to be prepared and delivered to the Stockholders, at InSight's and Newco's expense, an unaudited consolidated balance sheet of the Company and its subsidiaries as of the Closing Date (the "Closing Balance Sheet"), which shall be prepared in accordance with GAAP and on a basis consistent with the methods, principles, practices and policies employed in the preparation and presentation of the Latest Balance Sheet, together with the workpapers used in the preparation thereof.

     (d) InSight and Newco shall deliver a copy of the Closing Balance Sheet to the Stockholders promptly after it has been prepared. After receipt of the Closing Balance Sheet, the Stockholders shall have 30 days to review the Closing Balance Sheet, together with the workpapers used in the preparation thereof. Unless the Stockholders deliver written notice to InSight and Newco on or prior to the 30th day after the Stockholders' receipt of the Closing Balance Sheet stating that the Stockholders have objections to the Closing Balance Sheet, the Stockholders shall be deemed to have accepted and agreed to the Closing Balance Sheet. If the Stockholders so notify InSight and Newco of objections to the Closing Balance Sheet, the Stockholders and InSight and Newco shall, within 30 days (or such longer period as they may agree) following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

     (e) Any amounts remaining in dispute at the conclusion of the Resolution Period ("Unresolved Changes") shall be submitted to Coopers & Lybrand, LLP (the "Neutral Auditors") within five business days after the expiration of the Resolution Period. The Stockholders and Newco will execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata by the Stockholders and Newco in proportion to the allocation of the dollar amount of the Unresolved Changes between the Stockholders, on the one hand, and InSight and Newco, on the other hand, made by the Neutral Auditors such that the prevailing party (or parties) pay a lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine, based on the provisions of this Section 2.2(e), only the Unresolved Changes.
The Neutral Auditors' determination of the Unresolved Changes shall be made within 45 days of the submission of the Unresolved Changes thereto, shall be set forth in a written statement delivered to the Stockholders and InSight and Newco and shall be final, binding and conclusive. The term "Adjusted Closing Balance Sheet," as used in this Agreement, shall mean the definitive Closing Balance Sheet agreed to (or deemed agreed to) by the Stockholders, InSight and Newco under Section 2.2(d) or, if Unresolved Changes are submitted to the Neutral Auditors, such definitive Closing Balance Sheet, as adjusted to reflect the determination of the Neutral Auditors under this Section 2.2(e).

     (f) The Closing Merger Payment shall be (1) increased dollar-for-dollar to the extent that (A) cash or Net Noncash Working Capital as shown on the Adjusted Closing Balance Sheet is greater than cash or Net Noncash Working Capital as shown on the Estimated Closing Balance Sheet and (B) Assumed Debt, as calculated based upon the Adjusted Closing Balance Sheet (as adjusted as provided in the definition of Assumed Debt), is less than Assumed Debt, as calculated based upon the Estimated Closing Balance Sheet (as adjusted as provided in the definition of Assumed Debt), and (2) decreased dollar-for-dollar to the extent that (A) cash or Net Noncash Working Capital as shown on the Adjusted Closing Balance Sheet is less than cash or Net Noncash Working Capital as shown on the Estimated Closing Balance
Sheet and (B) Assumed Debt, as calculated based upon the Adjusted Closing Balance Sheet (as adjusted as provided in the definition of Assumed Debt), is greater than Assumed Debt, as calculated based upon the Estimated Closing Balance Sheet (as adjusted as provided in the definition of Assumed Debt).
Any such adjustment to the Closing Merger Payment made pursuant to this
Section 2.2(f) (the "Final Adjustment") shall be paid by wire transfer of immediately available funds to a bank account specified by the party (or parties) to which such payment is owed. If the Final Adjustment is agreed to (or deemed agreed to) by the Stockholders and InSight and Newco before or during the Resolution Period, then payment thereof shall be made within five business days after the date of such agreement (or deemed agreement). If there are Unresolved Changes at the end of the Resolution Period, then (i) the minimum amount which the Stockholders and InSight and Newco agree is owed pursuant to this Section 2.2(f) shall be paid within five business days after the end of the Resolution Period and any additional amounts owing with respect to the Unresolved Changes shall be paid within five business days after the resolution thereof by the Neutral Auditors or (ii) in all other cases, any and all payments shall be made within five business days after the resolution of the Unresolved Changes by the Neutral Auditors.

     (g) All payments made pursuant to Section 2.2(f) shall be accompanied by interest at the Applicable Rate from the Closing Date through the date of payment.

     (h) All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Merger Shares exchanged for cash theretofore represented by such Certificates. If any Certificates shall not have been surrendered prior to 360 days after the Effective Time, any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.


                                    ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MINORITY
                                   STOCKHOLDERS

     The Company and each Minority Stockholder, jointly and severally, represent and warrant to Newco and InSight as follows:

3.1 ORGANIZATION, POWER, AUTHORITY AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority (corporate and otherwise) to own, lease and operate its assets and properties and to carry on its business as presently conducted. The Company is duly qualified and in good standing to transact business as a foreign corporation in those jurisdictions set forth on Schedule 3.1, which constitute all the jurisdictions in which the character of the property owned, leased or operated by such entity or the nature of the business or activities conducted by such entity makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse
Effect. InSight has been furnished with true, correct and complete copies of the Company's Charter, certified by the Secretary of State of the State of Delaware, and the Company's By-Laws, certified by the Secretary or an Assistant Secretary of the Company, in each case as amended and in effect on the date hereof. The Company's Charter and the Company's By-Laws are in full force and effect and the Company is not in violation of any of the provisions thereof.

3.2 AUTHORIZATION, EXECUTION AND ENFORCEABILITY. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company's execution and delivery of this Agreement and each Related Document to which it is a party, and performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by all requisite action on the part of the Company and its Stockholders (who have unanimously voted to approve the Merger), and this Agreement and each Related Document to which the Company is or will be a party has been, or upon the execution and delivery thereof will be, duly and validly executed and delivered by the Company and constitutes, or upon its execution and delivery will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement is subject to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting generally the enforcement of creditors' rights. Except as set forth on Schedule
3.2 or as otherwise contemplated by this Agreement, neither the Company's execution and delivery of, and/or performance of its obligations under, this Agreement or the Related Documents to which it is or will be a party, nor the consummation of the transactions contemplated hereby or thereby will (a) violate in any material respect, or result in the creation of an Encumbrance upon any of the Company's assets as a result of, any Laws applicable to the Company or any of its properties or assets or (b) violate the Company's Charter or the Company's By-Laws.

3.3 CONSENTS. Except as set forth on Schedule 3.3 or as required pursuant to the HSR Act, no consent, approval, Permit, Order or authorization of, registration, declaration or filing with, or notification to any Person is required in connection with the execution, delivery and performance by the Company of this Agreement or the Related Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except such consents, approvals, Permits, Orders, authorizations, registrations, declarations or filings the lack of which would not have a Material Adverse Effect.


3.4  CAPITALIZATION.

     (a) The authorized capital stock of the Company consists of 110,000 duly authorized Shares, of which 75,920 Shares are outstanding and 17,580 Shares are held in the Company's treasury, and 60,000 duly authorized Preferred Shares. All of the Company's outstanding Shares are validly issued, fully paid and nonassessable and held of record by the Persons and in the amounts set forth on Schedule 3.4(a).
Prior to the date of the Letter of Intent, SMSI was the record and beneficial owner for state corporate law purposes of at least 80% of the issued and outstanding Shares and has remained (and will remain) the record and beneficial owner for state corporate law purposes of at least 80% of the issued and outstanding Shares until the Effective Time. The Company has delivered to InSight originals or copies of all agreements, including summary descriptions of any oral agreements and instruments, relating to SMSI's acquisition or ownership of such Shares.

     (b) Except as set forth on Schedule 3.4(b), there are no Options presently outstanding. There are no voting trusts or other agreements or understandings to which the Company is bound with respect to the voting of the Company's capital stock. There are no stock appreciation rights, phantom stock rights or similar rights or arrangements outstanding. Except as set forth on Schedule 3.4(b) or as otherwise contemplated by this Agreement, there are no Contracts, commitments, arrangements, understandings or restrictions to which the Company is bound relating in any way to any shares of capital stock or other securities of the Company.

     (c) All securities issued by the Company have been issued in transactions exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or "blue sky" laws, and the Company has not violated the Securities Act or any applicable state securities or "blue sky" laws in connection with the issuance of any such securities.

3.5 SUBSIDIARIES; INVESTMENTS. Except as set forth on Schedule 3.5, the Company does not own or hold, directly or indirectly, any equity or partnership interest in any Person. Except as set forth on Schedule 3.5, the Company has neither any right nor any option to acquire any equity, partnership or joint venture interest in any person and the Company is not a participant, as a partner or otherwise, in any joint venture or common or pooled risk business
enterprise.   Except as set forth on Schedule 3.5, all of the equity,
partnership or other interests set forth on Schedule 3.5 are owned of record and beneficially by the Company, free and clear of all Encumbrances. Except as set forth on Schedule 3.5, since the Latest Balance Sheet Date, no equity interests of any Subsidiary were issued, reserved for issuance, issuable or have been outstanding. All equity interests of the Subsidiaries are fully paid, nonassessable and not subject to preemptive rights. The authorized capital stock or equity interests of each Subsidiary is as set forth in Schedule 3.5.

3.6  FINANCIAL INFORMATION.

     (a) Schedule 3.6(a) contains true, correct and complete copies of the audited consolidated balance sheets of the Company as of December 31, 1995, 1996 and 1997, and the related audited consolidated statements of operations, stockholders' equity and cash flows of the Company for the fiscal years then ended, including the footnotes thereto, as audited by (and together with the report of their audit) KPMG Peat Marwick (all of foregoing being hereinafter collectively called the "Financial Statements").

     (b) The Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended. Except as set forth on Schedule 3.6(a) and except for Liabilities shown on the Latest Balance Sheet, the Assumed Debt Schedule or incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date, neither the Company nor any of its Subsidiaries has any Liabilities required by GAAP to be set forth on a balance sheet or in the notes thereto. Management of the Company has no reason to believe that with respect to its long-lived assets and intangible assets which are subject to Financial Accounting Standards No. 121, as of December 31, 1997, the undiscounted future cash flows related to such assets did not exceed the carrying values thereof recorded as of such date, as required by GAAP.

     (c) Schedule 3.6(c) sets forth, as of the close of business on December 31, 1997, (A) the consolidated indebtedness owed by the Company and its Subsidiaries to all third parties, separately identifying the portion of such indebtedness incurred in respect of (i) any Magnetic Resonance Imaging unit (each, an "MRI Unit") owned, leased or on order by the Company or any Subsidiary, including mobile and fixed site MRI Units, (ii) any equipment owned, leased or on order by the Company or any Subsidiary, which equipment is used to provide computed axial tomography services and imaging systems (each a "CT Unit"), including mobile and fixed CT Units, (iii) any equipment owned, leased or on order by the Company or any Subsidiary, which equipment is used to provide lithotripsy procedures (each a "LI Unit"), including mobile and fixed LI Units,
(iv) any equipment owned, leased or on order by the Company or any Subsidiary, which equipment is used to provide multi-modality imaging procedures (each an "MMI Unit"), including mobile and fixed MMI Units and (v) the construction costs incurred in respect of any fixed site location, and (B) the Company's aggregate consolidated cash and cash equivalents, in the case of clauses (A) and
(B), each calculated in accordance with GAAP, consistently applied. The term "indebtedness" shall include indebtedness for borrowed money, reimbursement obligations with respect to letters of credit and similar instruments, obligations incurred, issued or assumed as the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business consistent with past practice), obligations of others secured by (or, for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured) any Lien on property or assets of the Company or any Subsidiary, capital lease obligations, and obligations in respect of guarantees of any of the foregoing or any

"keep well" or other agreement to maintain any financial statement condition of another person, in each case, whether or not matured, liquidated, fixed, contingent, or disputed.

     (d) Schedule 3.6(d) sets forth, (i) as of December 31, 1997, a fixed asset schedule that includes a general description of each MRI Unit, CT Unit, LI Unit and MMI Unit (including type, purchase price (to the extent available), age, vendor and upgrades thereto) owned or subject to capital lease or operating lease obligations by the Company or any Subsidiary as of that date, and (ii) as of the date of this Agreement, a list (the "Commitments List") of all outstanding Contracts of the Company or any Subsidiary to purchase an MRI Unit, CT Unit, LI Unit or MMI Unit (including type, vendor, upgrades and delivery date thereto), indicating for each such Contract, the purchase price as indicated on the purchase order therefor placed with the manufacturer or other seller of such unit.

3.7 ABSENCE OF CHANGES. Except as set forth on Schedule 3.7, since the Latest Balance Sheet Date, the Company has been operated in the ordinary course, consistent with past practice, and the Company has not:

     (a) suffered any change in its business, operations, assets, financial condition, operating results or Liabilities which has had or is reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole) or any material casualty loss or damage or destruction to the assets of the Company (taken as a whole), whether or not covered by insurance (a "Material Adverse Change");

     (b) declared or made or agreed to declare or make any distributions of any assets of any kind whatsoever to any shareholder as a dividend, in redemption or as the purchase price of any Shares or Options or in discharge or cancellation, whether in part or in whole, of any indebtedness (whether in payment of principal, interest or otherwise) owing to any of them, or for any other purpose, except the payment of normal compensation and the reimbursement of bona fide business expenses in the ordinary course of operating the Company consistent with past practices;

     (c) issued or sold or contracted to issue or sell any Shares or Options or rights to purchase any Shares or Options;

     (d) mortgaged, pledged, hypothecated or otherwise encumbered any of its material assets, tangible or intangible;

     (e) sold or transferred any of its assets, property or rights, or canceled or agreed to cancel any of its debts or claims, except for fair value in the ordinary course of business;

     (f) suffered any change in its Business, its relationships with its customers, or its contracts with customers or suppliers which has a Material Adverse Effect;

     (g) incurred any commitment (through negotiations or otherwise) or any Liability to any labor organization or been involved in any labor dispute;

     (h) materially increased the amount of its indebtedness, obligations or liabilities outside the ordinary course of business;

     (i) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase a material part of its assets, property or rights;

     (j) placed any orders for materials, merchandise or supplies in exceptional or unusual quantities, based upon past operating practices;

     (k) made any material change in the accounting practices or methods followed by it;

     (l) been involved in any event or experienced any condition of any character that, either individually or in the aggregate, has had or is likely to have a Material Adverse Effect; or

     (m) entered into any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses (a) through (l).

3.8  TAX MATTERS.

     (a) Except as set forth on Schedule 3.8(a), the Company has duly complied with, or made adequate reserves for, all requirements imposed on it by all statutes, requirements, orders, provisions, directions or conditions relating to Taxes, and has filed all returns, reports and other forms related to Taxes required to be filed on or before the Closing Date with respect to the Company in accordance with all applicable laws (after taking into account extensions duly obtained), and no penalties or other charges have been asserted against the Company or are due or will become due with respect to the late filing of any such return, report or form. All Taxes and estimated Taxes shown to be due on such returns, reports and forms have been paid or provided for in reserves of the Company. The Company shall make adequate reserves for all Taxes related to operations through the Closing Date (other than Taxes related to the Merger) and the Estimated Closing Balance Sheet and the Adjusted Closing Balance Sheet shall reflect such reserves.

     (b) Schedule 3.8(b) describes all Tax audits of the Company that have occurred within the three years preceding the Closing, including the outcome of each such audit. Except as set forth on Schedule 3.8(b), no audit of any such return, report or form is pending or, to the Company's Knowledge, threatened. The Company is not a party to any pending action or proceeding by any Governmental Entity for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted or, to the Company's Knowledge, threatened against the Company. Complete copies of the informational or other income tax returns of the Company for the three fiscal years ending in 1995 and 1996, as filed with the appropriate Governmental Entity, have been supplied to InSight. Except as set forth on Schedule 3.8(b), no waivers of statutes of limitations have been given or requested with respect to the Company which remain outstanding. In connection with any Tax audit set forth on Schedule 3.8(b), the Company has supplied to InSight copies of any no change letters, examination reports and, in the case of any ongoing audits, any written requests for information or documents.

     (c) The Company was not a Tax Affiliate of any other entity at any time prior to January 1, 1998 and was not party to any consolidated Tax Return for any period beginning prior to January 1, 1998.

     (d)  Since December 31, 1993, except as set forth on Schedule 3.8(d):

          (i) neither the Company nor any Subsidiary has any liability in respect of any Tax sharing agreement with any Person and all Tax sharing agreements to which either the Company or any Subsidiary has been bound have been terminated;

          (ii) the Company has not incurred any Liability to make or possibly make any payments either alone or in conjunction with any other payments that:

               (A) shall be non-deductible under, or would otherwise constitute a "parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax Law); or

               (B) are or may be subject to the imposition of an excise Tax under Section 4999 of the Code;

          (iii) no claim has been made within the last three years by any taxing authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

     (e) The Company is not currently, nor has it been at any time during the previous five years, a "U.S. real property holding corporation" and, therefore, the Shares are not "U.S. real property interests," as such terms are defined in
Section 897 of the Code.

3.9  TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS.

     (a) The Company has good and marketable title to, or valid, enforceable and sufficient leases to use and possess, all of the personal properties and interests in properties reflected on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date (except inventory or other property sold or otherwise disposed of since the Latest Balance Sheet Date in the ordinary course of business and accounts receivable and notes receivable to the extent collected subsequent to the Latest Balance Sheet Date), free and clear of all Encumbrances or other defects, except as set forth on Schedule 3.9(a) and Permitted Encumbrances. Such assets comprise all of the personal assets necessary for the conduct of the Business as currently conducted. Schedule 3.9(a) sets forth a description of all material tangible personal property, indicating whether such property is owned or leased. Such material tangible personal property is in good operating condition and repair (ordinary wear and tear excepted) and is not subject to any condition which materially interferes with the use thereof. THE COMPANY DISCLAIMS ALL OTHER WARRANTIES REGARDING THE CONDITION OF THE TANGIBLE PERSONAL PROPERTY OF THE COMPANY, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     (b) The leases and other agreements or instruments under which the Company holds, leases, subleases or is entitled to the use of any personal property, or under which any Person holds, leases, subleases or is entitled to use any personal property owned or leased by the Company, are reflected on the Latest Balance Sheet or are described on Schedule 3.9(b) and are in full force and effect. No material default or event of default by the Company exists and no event which, with notice or lapse of time or both, would constitute a default by the Company has occurred and is continuing under the terms or provisions of any such lease, agreement or other instrument, nor has the Company received notice of any claim of such default.

3.10 REAL PROPERTY.

     (a) The Company does not own any real property. Schedule 3.10 contains a list by address of all of the real property leased by the Company subject to one or more leases (the "Leased Property"), including the names of the lessor and the lessee. The Leased Property constitutes all real property occupied by the Company in connection with its operations.

     (b) With respect to the Leased Property, except as set forth on Schedule 3.10: (i) no portion thereof is subject to any pending condemnation Proceeding or Proceeding by any Governmental Entity and to the Company's Knowledge there is no threatened condemnation or Proceeding with respect thereto; (ii) the physical condition of the Leased Property (absent latent defect, as to which the Company makes no representation) is sufficient to permit the conduct of the Business as presently conducted subject to the provision of usual and customary maintenance and repair performed in the ordinary course; (iii) the Company is the owner and holder of all the leasehold estates purported to be granted by such leases; (iv) there are no Contracts to which the Company or any Affiliate thereof is a party granting to any party or parties the right of use or occupancy of any portion of the parcels of the Leased Property; (v) there are no parties (other than the Company or their lessees disclosed pursuant to clause (iv) above) in possession of the Leased Property; and (vi) no notice of any increase in the assessed valuation of the Leased Property and no notice of any contemplated special assessment has been received by the Company. Except as set forth on Schedule 3.10, the leases and other agreements or instruments under which the Company holds, leases, subleases or is entitled to the use of any of the Leased Property are in full force and effect. No material default or event of default by the Company exists and no event which, with notice or lapse of time or both, would constitute an event of default by the Company has occurred and is continuing under the terms or provisions of any such lease, agreement or other instrument, nor has the Company received notice of any claim of such event of default.

3.11 INTELLECTUAL PROPERTY.

     Schedule 3.11 sets forth a list and description of all patents, patent applications, trademarks, trademark registrations, applications for trademark registration, service marks, service mark registrations, applications for service mark registration, trade names and registered copyrights (collectively, "Intellectual Property") which are owned or licensed by the Company and stating which are owned and which are licensed (and in the case of licensed Intellectual Property, Schedule 3.11 identifies and describes such licenses). The Company is the sole, unencumbered, legal and beneficial owner of that Intellectual Property identified as "owned" on Schedule 3.11. The Company has the right to either transfer, sell or license all owned or licensed Intellectual Property. Except as described on Schedule 3.11, there are no pending or, to the Company's Knowledge, threatened claims against the Company by any Person with respect to any of the items, or their use, listed on Schedule 3.11, nor has any of the Intellectual Property been infringed, and, to the Company's Knowledge, no Person has threatened any such infringement.

3.12 MATERIAL CONTRACTS.

     (a) Set forth on Schedule 3.12(a) are all Contracts of the Company or any of its Subsidiaries which are material to the Business as it is conducted by the Company or any of its Subsidiaries or which involve payment obligations of the Company or any of its Subsidiaries equal to or in excess of $50,000 for any single year or which involve payment obligations payable to the Company or any of its Subsidiaries equal to or in excess of $200,000 for any single year ("Material Contracts"), each of which was entered into, arrived at or conducted on behalf of the Company or any of its Subsidiaries with appropriate authority in accordance with the Company's or such Subsidiary's customary practices. Except as set forth on Schedule 3.12(a), the Company or its Subsidiary, as applicable, is not and, to the Company's Knowledge, no other party is in violation of or in default under (nor does there exist any condition affecting the Company or, to the Company's Knowledge, other parties to such Contracts which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound. Each Material Contract constitutes a valid and binding obligation of the Company or its Subsidiary, as applicable, and to the Company's Knowledge each other party thereto, enforceable against such other party in accordance with its terms. To the Company's Knowledge, no customer, supplier or vendor of the Company or any of its Subsidiaries has given any notice or made any threat or otherwise revealed an intent to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or to decrease, limit or otherwise adversely modify the services, supplies or materials it provides to or receives from the Company or any of its Subsidiaries. Except as set forth on Schedule 3.12(a), the Company has not within the last three years engaged in any business other than the Business or used any other trade name or assumed names.

     (b) Except as set forth on Schedule 3.12(b) or as otherwise contemplated by this Agreement, neither the Company's execution and delivery of, and/or performance of its obligations under, this Agreement or the Related Documents to which it is or will be a party, nor the consummation of the transactions contemplated hereby or thereby will result in any material violation or breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a material default or give rise to any right of contingent payment, termination, cancellation or acceleration, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any Material Contract.

3.13 LITIGATION, ETC.

     (a) Except as disclosed on Schedule 3.13(a), there are no (i) Proceedings pending or, to the Company's Knowledge, threatened against or affecting the business or assets of the Company or any of its Subsidiaries or seeking to prevent or postpone the consummation of any of the transactions contemplated by this Agreement or any of the Related Documents, whether at law or in equity, whether civil or criminal in nature, or (ii) Orders of any Governmental Entity or arbitrator with respect to, involving or against the Business or assets of the Company or any of its Subsidiaries.

     (b)  Schedule 3.13(b) lists each matter of the type described in clauses
(i) or (ii) of Section 3.13(a) that was in existence within the last three years that resulted in any criminal sanctions or payments in excess of $10,000 by the Company or any of its Subsidiaries (whether as a result of a judgment, civil fine, settlement or otherwise).

     (c) No director or officer of the Company has, since December 31, 1995, made any claim against the Company for indemnification or advancement of expenses or claims under any director and officer liability insurance policy in connection with any threatened, pending or completed Proceeding in which such director or officer is or was a party or threatened to be made a party, whether civil, criminal, administrative or investigative, and, to the Knowledge of the Company and the Minority Stockholders, no reasonable basis for assertion against the Company or against any insurance company issuing any such director and officer liability insurance policy exists.

3.14 COMPLIANCE WITH LAWS. The Company and each of its Subsidiaries have all Permits necessary in the conduct of its Business (all of which are listed on Schedule 3.14). All such Permits are in full force and effect, no material violations with respect to any thereof have occurred or are or have been recorded and no Proceeding is pending or, to the Company's Knowledge, threatened to revoke or limit any thereof. No notice of investigation or review by any Governmental Entity with respect to the Company has been received by the Company or any of its Subsidiaries, nor has any Governmental Entity notified the Company or any of its Subsidiaries of its intention to conduct the same. The Company and each of its Subsidiaries have conducted the Business, and properly filed all necessary reports, in accordance with applicable Laws the violation of which might have a Material Adverse Effect.

3.15 INSURANCE.

     (a) Schedule 3.15 contains a true and complete list of all policies of liability, theft, fidelity, life, fire, product liability, workmen's compensation, health and other forms of insurance held by the Company and each Subsidiary (specifying the insurer, amount of coverage and type of insurance). The Company and each Subsidiary has maintained such insurance coverage at all times during the course of the operation of the Business. The Company and each Subsidiary is insured against all risks usually insured against by Persons conducting similar businesses and operating similar properties in the localities where the Business is conducted and the properties of the Company and each Subsidiary are located, under policies of such types, scope and coverage, and in such amounts, as are reasonable in light of existing conditions. The Company and its Subsidiaries have not exhausted the insurance coverage available under the Company's currently existing insurance policies.

     (b) Except as set forth on Schedule 3.15, with respect to each policy of insurance listed on Schedule 3.15: (i) all premiums with respect thereto are currently paid and are not subject to adjustment, no Person is in default in any respect with respect to its obligations under such policy, and no basis exists that would give any insurer under any such policy the right to cancel or unilaterally reduce or limit the stated coverages contained in such policy; (ii) there are no outstanding claims currently pending under such policy that could be expected to cause an increase in the insurance rates of the Company, and no facts or circumstances exist that might reasonably be expected to relieve the insurer under such policy of its obligations to satisfy in full any claim thereunder; and (iii) neither the Company nor any Subsidiary has received any notice that such policy has been or shall be canceled or terminated or will not be renewed on substantially the same terms as are now in effect or the premium on such policy shall be materially increased on the renewal thereof.

3.16 EMPLOYEES.

     (a) Except as described on Schedule 3.16(a), the Company does not have any written or oral Contracts of employment with any employee of the Company, and the Company is not a party to or subject to any collective bargaining agreements and has not been a party to or subject to any collective bargaining agreement or collective bargaining plan during the last five (5) years. The Company is not a party to any pending or, to the Company's Knowledge, threatened labor dispute affecting the Business. The Company has complied and is in compliance in all material respects with all applicable Laws relating to the employment of labor, including but not limited to the provisions thereof relative to wages, hours, collective bargaining, payment of social security, unemployment and withholding taxes and ensuring equality of opportunity for employment and advancement of minorities and women. The Company is not liable for any arrears of wages or any Taxes for failure to comply with any of the foregoing. The

Company has not entered into and is not obligated to enter into any agreement relating to the payment of vacation pay to any employee and the Company does not have any obligation to any employee to pay for vacation time, except for vacation pay in the ordinary course of business. A true and correct statement of the names, employment status, rates of compensation (including salaries, wages, commissions and bonuses), accrued paid absence time and employment commencement dates of all employees of the Company is set forth on
Schedule 3.16(a).  To the extent any such employee is on a leave of absence,
Schedule 3.16(a) indicates the nature of such leave of absence and such employee's anticipated date of return to active employment. To the Company's Knowledge, none of the key management employees listed on Schedule 3.16(a) has any plans or intends to terminate his or her employment or engagement with the Company. No former key management employee has left the service of the Company within the last six months.

     (b) Schedule 3.16(b) sets forth a list of all outstanding Options as of the date hereof, showing for each such Option: (i) the number of Merger Shares issuable, (ii) the number of vested Merger Shares, (iii) the date of grant, (iv) the exercise price and (v) the holder thereof.

3.17 ERISA COMPLIANCE.

     (a) Schedule 3.17(a) contains a true, complete and correct list of all Employee Benefit Plans of the Company (collectively, the "Employee Plans") (i) that cover any employees, contract employees or former employees of the Company or any spouses, family members or beneficiaries thereof (A) that are maintained, sponsored or contributed to by any entity or (B) with respect to which the Company is obligated to contribute or has any actual or potential Liability, or
(ii) with respect to which the Company has any actual or potential Liability or obligation on account of the maintenance or sponsorship thereof or contribution thereto by any present or former ERISA Affiliate (as defined below) of the Company.

     (b)  Except as set forth on Schedule 3.17(b), with respect to each Employee
Plan:

          (i) each Employee Plan has been established, maintained, operated and administered in accordance with its terms and in compliance in all material respects with, if applicable, ERISA, the Code, and other applicable Laws (including with respect to reporting and disclosure);

          (ii) all required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the date hereof have been made or properly accrued on the Latest Balance Sheet, or with respect to accruals properly made after the Latest Balance Sheet Date, on the books and records of the Company and all amounts withheld from employees have been timely deposited into the appropriate trust or account;

          (iii) there is no unfunded actual or potential Liability relating to such Employee Plan which is not reflected on the Latest Balance Sheet, or with respect to accruals properly made after the Latest Balance Sheet Date, on the books and records of the applicable entity;

          (iv) neither the Company nor any other "disqualified person" or "party in interest" (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to such Employee Plan, has breached the fiduciary rules of ERISA or engaged in a prohibited transaction that could subject any of the foregoing Persons to any tax or penalty imposed under Section 4975 of the Code of Section 502(i), (j) or (l) of ERISA;

          (v) no Proceedings (other than routine claims for benefits) are pending or, to the Company's Knowledge, threatened against or relating to any Employee Plan or any fiduciary thereof, and there is, to the Company's Knowledge, no basis for any such Proceeding against any Employee Plan;

          (vi) each Employee Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified in form and no event has occurred since the date of determination that has or could reasonably be expected to adversely affect such qualification;

         (vii) except as may be required under Laws of general application (including Section 4980B of the Code), no Employee Plan obligates the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other "welfare-type" benefits;

        (viii) if such Employee Plan is a "group health plan" within the meaning of Section 5000 of the Code, such Employee Plan has been maintained in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no tax payable on account of Section 4980B of the Code has been or is expected to be incurred; and

          (ix) the Company does not currently maintain nor has it ever maintained or been obligated to contribute to a Multiemployer Plan (as defined in Section 3(37) of ERISA), a Multiple Employer Plan (as defined in Section 413 of the Code) or a Defined Benefit Pension Plan (as defined in Section 3(35) of ERISA);

     (c) InSight has been provided with true and complete copies, to the extent applicable, of all documents pursuant to which such Employee Plan is maintained and administered, the most recent annual report (Form 5500 and attachments) and financial statements therefor, all governmental rulings, notices, determinations, and opinions (and pending requests therefor), and, if such Employee Plan provides post-employment or post-retirement health and life insurance, accident or other "welfare-type" benefits, the most recent valuation of the present and future obligations under such Employee Plan; and the foregoing documents accurately reflect all of the terms of such Employee Plan (including, without limitation, any agreement or provision which would limit the ability of any entity to make any prospective amendments or terminate such Employee Plan).

     (d) Except as set forth in Schedule 3.17(d), no actual or potential Liability (including the obligation to pay any excise Tax, penalty, or claim for benefits) exists which could be successfully asserted against the Company on account of or relating to Employee Benefit Plans.

3.18 CERTAIN ADDITIONAL REGULATORY MATTERS.

     None of (x) the Company, any Subsidiary of the Company, or the officers, directors or employees of the Company or any Subsidiary of the Company, (y) to the Company's Knowledge (for this purpose, without independent investigation or inquiry), any Person who provides billing services under agreements with the Company or any Subsidiary of the Company as an agent of such entity, or (z) to the Company's Knowledge (for this purpose, without independent investigation or inquiry), any Person with whom the Company has a Contract to provide equipment or services (but solely with respect to matters relating specifically to such Contracts), has engaged in any activities which constitute violations of, or are cause for imposition of civil penalties upon the Company or mandatory or permissive exclusion of the Company from Medicare or Medicaid, under 42 U.S.C. Sections 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, the federal Civilian Health and Medical Plan of the Uniformed Services statute ("CHAMPUS"), or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or any other Fraud and Abuse Laws including the following activities:

     (a) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment;

     (b) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment;

     (c) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program (as defined below) or Federal Health Care Program (as defined below) that is (i) for an item or service that the Person presenting or causing to be presented knows or should know was not provided as claimed, or (ii) for an item or service and the Person presenting knows or should know that the claim is false or fraudulent;

     (d) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring, or to induce the referral of, an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid, or any other State Health

Care Program or any Federal Health Care Program, or (iii) in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid or any other State Health Care Program or any Federal Health Care Program; or

     (e) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program certification or any Federal Health Care Program certification, or
(ii) information required to be provided under Section 1124(A) of the Social Security Act ("SSA") (Section 1320 a-3 of Title 42 of the United States Code).

3.19 MEDICARE/MEDICAID PARTICIPATION; ACCREDITATION.

     (a) Neither the Company nor any existing officer, director, shareholder with an interest in the Company of 5% or more or managing employee of the
Company: (1) has had a civil monetary penalty assessed against it under Section 1128A of the SSA or any regulations promulgated thereunder; (2) has been excluded from participation under the Medicare program or a state health care program as defined in SSA Section 1128(h) or any regulations promulgated thereunder ("State Health Care Program") or a federal health care program as defined in SSA Section 1128B(f) ("Federal Health Care Program"); or (3) has been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in SSA Section 1128(a) and (b)(1),
(2), (3) or any regulations promulgated thereunder:

          (i) criminal offenses relating to the delivery of an item or service under Medicare or any State Health Care Program or any Federal Health Care Program;

          (ii) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service; criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency;

          (iii) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described above in this clause (a); or

          (iv) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

     (b) Neither the Company nor any of its Subsidiaries bills directly to Medicare for services furnished by the Company or any of its Subsidiaries.

     (c) Neither the Company nor any of its Subsidiaries bills directly to any state's Medicaid Agency for services provided by the Company or its Subsidiaries.

3.20 ENVIRONMENTAL MATTERS.

     (a) The Company has not received any notice or report (written or, to the Company's Knowledge, oral) (i) regarding any actual or alleged violation of any Environmental, Health and Safety Laws, or any Liabilities, relating to any of its past or presently owned or leased properties or operations or (ii) that the Company is potentially responsible under any Environmental, Health and Safety Laws for response costs, corrective action or natural resource damages, as those terms are defined under the Environmental, Health and Safety Laws, at any location.

     (b) The Company and its predecessors (if any) have not owned any real property at any time since December 31, 1995. There are no hazardous waste treatment, storage or disposal facilities located at any of the Leased Properties.

     (c) Except as set forth on Schedule 3.20(c), the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, or owned or operated any property (and no such property is contaminated by any such substance) in a manner that has given or could reasonably be expected to give rise to Liabilities pursuant to any Environmental, Health and Safety Laws, including any Liability for response costs pursuant to any Environmental, Health and Safety Laws.

     (d) The Company has provided InSight with correct and complete copies of all reports and studies within the possession or control of the Company with respect to past or present environmental conditions or events at any of the Leased Properties.

3.21 BROKERS. There are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of the Company in connection with the transactions contemplated by this Agreement or any Related Document, other than fees to BancBoston Securities, Inc., for investment banking services in connection with the transactions contemplated by this Agreement or the Related Documents, which fees will be paid by the Stockholders.

3.22 RELATED PARTY TRANSACTIONS. Schedule 3.22 sets forth the essential terms of all transactions between the Company or its Subsidiaries, on the one hand, and any of their respective Affiliates, directors, officers, employees, or consultants, on the other hand, in each case consummated at any time since the Latest Balance Sheet Date. Except as set forth on Schedule 3.22, there are no agreements or arrangements between the Company or its Subsidiaries, on the one hand, and any of their respective Affiliates, directors, officers, employees or consultants, on the other hand, with respect to any such transactions. No Affiliate, director, officer, employee or consultant of the Company owns any interest in any asset or property (real or personal, tangible or intangible), business or contract used or intended for use or otherwise relating to the Business currently conducted or proposed to be conducted by the Company or any Subsidiary and the Company is not a guarantor or otherwise liable for any actual or potential Liability of any such Person.

3.23 ACCOUNTS AND NOTES RECEIVABLE. Except as set forth on Schedule 3.23, all accounts receivable and notes receivable owing to the Company as of the date hereof constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and, except to the extent reflected in reserves on the consolidated books of the Company, there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof.

3.24 BANK ACCOUNTS. Schedule 3.24 sets forth a true and complete list of all bank accounts, safe deposit boxes, lockboxes and vaults of the Company, the name and address of each bank or brokerage firm at which each is located and all persons who are signatories thereunder or who have access thereto.

3.25 CUSTOMERS. Set forth on Schedule 3.25 is a list of the ten largest customers (measured by dollar volume) of the Company for the year ended December 31, 1997, and with respect to each, the name and address, dollar volume involved and nature of the relationship. Except as set forth on Schedule 3.25, no customers to which more than $250,000 in the aggregate of the Company's annual revenues for the year ended December 31, 1997 are attributable have notified the Company that they intend to or, to the Company's Knowledge, have threatened to terminate or materially curtail their relationship and dealings with the Company, whether as a result of the transactions contemplated by this Agreement or otherwise.

3.26 GUARANTEES; POWERS OF ATTORNEY. The Company is not a party to any Guaranty, and has not executed any power of attorney or similar agreements, except as set forth on Schedule 3.12(a) or Schedule 3.26.

3.27 DISCLOSURE. No representation or warranty of the Company or the Minority Stockholders contained in this Agreement or the Schedules hereto, and no certificate of notice furnished by or on behalf of the Company or the Minority Stockholders or its agents pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading, taken as a whole.

3.28 CUMULATIVE EXCEPTIONS. The exceptions and qualifications to the representations and warranties of the Company in this Article III which are based upon such exceptions and qualifications not being "material" or being "in all material respects," or not having a Material Adverse Effect will not, individually or in the aggregate, have a Material Adverse Effect.

                                     ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF SMSI

     SMSI represents and warrants to Newco and InSight as follows:

4.1 ORGANIZATION; CORPORATE AUTHORITY. SMSI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Connecticut and has all requisite power and authority (corporate or otherwise) to own, lease and operate its assets and properties and to carry on its business as presently conducted and as presently proposed to be conducted. InSight has been furnished with true, correct and complete copies of SMSI's certificate of incorporation and SMSI's bylaws, in each case as amended and in effect on the date hereof. The sole stockholder of SMSI is Anthem.

4.2 CORPORATE ACTION; AUTHORITY; NO CONFLICT. SMSI has all requisite power and authority (corporate and otherwise) to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by SMSI of this Agreement and each Related Document to which it is or will be a party, and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of SMSI and its stockholders.
This Agreement and each Related Document to which SMSI is or will be a party has been, or upon the execution thereof will be, duly and validly executed and delivered by SMSI and constitutes, or upon its execution and delivery will constitute, a valid and binding obligation of SMSI, enforceable against it in accordance with its terms, except that such enforcement is subject to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting generally the enforcement of creditors' rights. Neither SMSI's execution and delivery of, and/or performance of its obligations under, this Agreement and each Related Document to which it is or will be a party, nor the consummation of the transactions contemplated hereby and thereby will result in any material violation or breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a material default under, or give rise to any right of termination, cancellation or acceleration under any provision of SMSI's certificate of incorporation or SMSI's bylaws or any Contract to which SMSI is a party or by which it or any of its assets or properties is or may be bound.

4.3 BROKERS. There are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of SMSI in connection with the transactions contemplated by this Agreement or any Related Document.

4.4 CONSENTS. No consent, approval, Order or authorization of, or registration, declaration or filing with or notification to (except for any filings required under the HSR Act), any Governmental Entity is required in connection with the execution, delivery and performance by

SMSI of this Agreement or the Related Documents to which SMSI is or will be a party or the consummation by SMSI of the transactions contemplated hereby or thereby.

4.5 COMPANY REPRESENTATIONS. (i) The representations and warranties of the Company and the Minority Stockholders set forth in Sections 3.1, 3.2 and 3.4 are true and correct and (ii) to the Knowledge of SMSI (without independent investigation or inquiry), the representations and warranties of the Company and the Minority Stockholders set forth in Sections 3.3 and 3.5 through and including 3.28 are true and correct.

                                     ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF THE MINORITY STOCKHOLDERS

     Each Minority Stockholder severally, and not jointly, represents and warrants to Newco and InSight, with respect to himself and no other party, as follows:

5.1 AUTHORITY; NO CONFLICT. Each Minority Stockholder has all requisite power and authority to execute, deliver and perform his obligations under this Agreement and each Related Document to which he is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each Related Document to which such Minority Stockholder is or will be a party has been, or upon the execution thereof will be, duly and validly executed and delivered by such Minority Stockholder and constitutes, or upon its execution and delivery will constitute, a valid and binding obligation of such Minority Stockholder, enforceable against him in accordance with its terms, except that such enforcement is subject to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting generally the enforcement of creditors' rights.

5.2 BROKERS. There are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of each Minority Stockholder in connection with the transactions contemplated by this Agreement or any Related Document.

5.3 CONSENTS. No consent, approval, Order or authorization of, or registration, declaration or filing with or notification to (except for any filings required under the HSR Act), any Governmental Entity is required in connection with the execution, delivery and performance by each Minority Stockholder of this Agreement or the Related Documents to which such Minority Stockholder is or will be a party or the consummation by the Minority Stockholders of the transactions contemplated hereby or thereby.


                                     ARTICLE VI
                REPRESENTATIONS AND WARRANTIES OF INSIGHT AND NEWCO

     Each of InSight and Newco, jointly and severally, represents and warrants to the Company and the Stockholders as follows:

6.1 ORGANIZATION; CORPORATE AUTHORITY. Each of InSight and Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority (corporate or otherwise) to own, lease and operate its assets and properties and to carry on its business as presently conducted and as presently proposed to be conducted. The Company has been furnished with true, correct and complete copies of Newco's Charter and Newco's By-Laws, and InSight's restated certificate of incorporation ("InSight's Charter") and InSight's restated bylaws ("InSight's By-Laws"), in each case as amended and in effect on the date hereof.

6.2 CORPORATE ACTION; AUTHORITY; NO CONFLICT. Each of InSight and Newco has all requisite power and authority (corporate and otherwise) to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of InSight and Newco of this Agreement and each Related Document to which it is or will be a party, and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of each of InSight and Newco and its stockholders. This Agreement and each Related Document to which each of InSight and Newco is or will be a party has been, or upon the execution thereof will be, duly and validly executed and delivered by each of InSight and Newco, and constitutes, or upon its execution and delivery will constitute, a valid and binding obligation of each of InSight and Newco, enforceable against it in accordance with its terms, except that such enforcement is subject to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting generally the enforcement of creditors' rights. Neither InSight's or Newco's execution and delivery of, and/or performance of its obligations under, this Agreement and each Related Document to which it is or will be a party, nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material violation or breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a material default under, or give rise to any right of termination, cancellation or acceleration or result in the creation of any Encumbrance upon, any of the assets or properties of InSight or Newco under any provision of Newco's Charter or Newco's By-Laws or InSight's Charter or InSight's By-Laws or any Contract to which InSight or Newco is a party or by which it or any of its assets or properties is or may be bound or (ii) violate in any material respect, or result in the creation of an Encumbrance upon any of InSight's or Newco's assets as a result of, any Law's applicable to InSight or Newco or any of its properties or assets.

6.3 BROKERS. There are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of Newco or InSight in connection with the transactions contemplated by this Agreement or any Related Document.

6.4 CONSENTS. No consent, approval, Order or authorization of, or registration, declaration or filing with or notification to (except for any filings required under the HSR Act), any Governmental Entity is required in connection with the execution, delivery and performance by

InSight or Newco of this Agreement or the Related Documents to which InSight or Newco is or will be a party or the consummation of the transactions contemplated hereby or thereby.

6.5 INVESTMENT INTENT. Newco is acquiring the Merger Shares pursuant to the Merger for its account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.


                                    ARTICLE VII
                              COVENANTS AND AGREEMENTS

7.1 ACCESS TO RECORDS AND PROPERTIES OF THE COMPANY. From and after the date hereof until the Closing, the Company shall afford (i) to InSight, its potential lenders and other financing sources and their respective authorized representatives, including accountants, free and full access at all reasonable times during normal business hours and after reasonable prior notice to the assets, Business, facilities, properties, books, records (including tax returns filed and in preparation), customers, consultants and key employees of or relating to the Company in order that InSight has full opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company, and the Company shall cooperate fully as reasonably requested by InSight in connection therewith and (ii) to the respective independent certified public accountants of InSight, free and full access at all reasonable times during normal business hours and after reasonable prior notice to the records of the independent certified public accountants of the Company relating to the Company. The investigation contemplated by this Section 7.1 shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties or the indemnification obligations of the Company contained in this Agreement.

7.2 CONDUCT OF THE COMPANY. From the date hereof to the Effective Time, the Company shall carry on its Business in the ordinary course consistent with past practice and use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees and others having significant business dealings with it. Without limiting the generality of the foregoing, from the date hereof to the Effective Time, the Company shall not without the prior written consent of InSight:

     (a) (i)   declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than the declaration of an aggregate dividend of $820,000 accrued with respect to the Preferred Shares), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any Shares or any capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with the Option Settlement Agreements);

     (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any Options;

     (c)  amend the Company's Charter or the Company's By-Laws;

     (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets or stock of, or by any other manner, any business or any Person, or (ii) any assets except for the purchase of (x) equipment as identified on the Commitments List or (y) equipment or other assets in the ordinary course of business, provided that the amount thereof does not exceed $100,000 individually or $250,000 in the aggregate, other than as set forth on the Commitments List;

     (e) sell, lease, license, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its properties or assets, except (i) immaterial assets, (ii) in the ordinary course of business (including for trade-ins) or (iii) as required by the terms of any Contract existing as of the date of this Agreement and binding upon the Company;

     (f) (i) incur any indebtedness or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing except for obtaining a demand loan from Anthem in the proposed amount of $6,160,064, short-term borrowings incurred in the ordinary course of business consistent with past practice and except as required by any Contract existing as of the date of this Agreement and binding upon the Company, or (ii) make any loans, advances (other than advances to Subsidiaries or among Subsidiaries) or capital contributions to, or investments in, any other Person, except as required by any Contract existing as of the date of this Agreement and binding upon the Company;

     (g) make any material tax election (other than as required pursuant to this Agreement) or settle or compromise any material income tax liability;

     (h) pay, discharge, settle or satisfy any claims or Liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected or reserved against in the Latest Balance Sheet (or the notes thereto) or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Subsidiary is a party;

     (i) modify, amend or terminate any Material Contract, or waive, release or assign any rights or claims, other than in the ordinary course of business consistent with past practice;

     (j) enter into any Contract relating to the provision of services by the Company or any Subsidiary, the maintenance of any MRI Unit, CT Unit, LI Unit or MMI Unit or the distribution, sale or marketing by third parties of the Company's or any Subsidiary's services, including any Contract with any hospital, clinic, medical or healthcare provider, health maintenance organization or other customer or third party payor, other than in the ordinary course of business consistent with past practice;

     (k) except as required to comply with applicable law and except as described on Schedule 7.2, (i) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee (including any employment or severance agreements), other than, in the case of non-officer employees, in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director or officer (other than pursuant to the Option Settlement Agreements or as set forth on Schedule 3.16 or on Schedule 7.2), (iii) pay any material benefit not provided for under any Benefit Plan (other than pursuant to the Option Settlement Agreements), (iv) except as permitted in clause (ii), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan other than pursuant to the Option Settlement Agreements; or (vi) authorize any of, or commit or agree to take any of, the foregoing actions other than pursuant to the Option Settlement Agreements; or

     (l) enter into any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses (a) through (l).

7.3 ANTHEM GUARANTY. Provided the conditions set forth in Sections 8.1 and 8.2 are satisfied, SMSI shall ensure that Anthem executes and delivers the Anthem Guaranty to InSight and Newco on the Closing Date.

7.4 EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under all applicable Laws, in order to consummate the transactions contemplated hereby.

7.5 EXCLUSIVITY. From and after the date hereof until the Closing, or the termination of this Agreement pursuant to Article IX, the Company shall not, and shall cause its officers, directors, Affiliates, representatives and agents (including, without limitation, financial advisors, attorneys and accountants) not to, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal, (ii) continue, initiate or engage in negotiations or discussions relating to an Acquisition Proposal with, or disclose or provide any non-public information or Confidential

Information (other than in the ordinary course of business or otherwise required by Law, Order or similar compulsion) relating to the Company or any Person other than the parties hereto and their respective representatives or
(iii) enter into any written or oral agreement or understanding with any Person (other than InSight or Newco) regarding an Acquisition Proposal. If the Company receives any bona fide unsolicited offer or proposal to enter into negotiations relating to any Acquisition Proposal, the Company shall promptly notify Newco of such offer or proposal and the general economic terms of such offer or proposal and shall furnish a copy of any written offer or proposal thereto.

7.6 PUBLIC ANNOUNCEMENTS. Each party agrees that, except (i) as otherwise required by Law and (ii) for disclosure to its respective directors, officers, employees, financial advisors, potential financing sources, legal counsel, independent certified public accountants or other agents, advisors or representatives on a need-to-know basis, it will not issue any reports, statements or releases, in each case pertaining to this Agreement or any Related Document to which it is a party or the transactions contemplated hereby or thereby, without the prior written consent of the other party, which consent shall not unreasonably be withheld or delayed.

7.7 FILINGS. Newco and the Company will make or cause to be made all such filings and submissions under applicable law and regulations as may be required for the consummation of the transactions contemplated hereunder, including without limitation any filings required under the HSR Act. Newco shall pay the filing fee required under the HSR Act; provided, however, that if this Agreement is terminated (i) pursuant to Section 9.1(b), the Company shall reimburse Newco in full for all filing fees paid by Newco pursuant to the HSR Act, or (ii) pursuant to Section 9.1(d) or (e) (unless such termination results from the failure to satisfy the conditions set forth in Sections 8.1(a), 8.3(d) or 8.3(e)), the Company shall reimburse Newco in the amount of one-half of all filing fees paid by Newco pursuant to the HSR Act. Newco and the Company will cooperate and coordinate with one another in connection with any such filings or submissions.

7.8  STOCK OPTION PLANS.

     (a) As soon as practicable following the date hereof but in any event prior to the Effective Time, the Company (or, if appropriate, the Board of Directors of the Company or any committee administering the Stock Option Plans (as defined below)) shall take action, including by adopting resolutions or taking any other actions, so as to allow all outstanding options to purchase Shares (the "Company Options") heretofore granted under any stock option, stock appreciation rights or stock purchase plan, program or arrangement of the Company (collectively, the "Stock Option Plans") outstanding immediately prior to the date hereof, whether or not then exercisable, to be canceled at the Effective Time in exchange for an amount in cash, payable at the time of such cancellation, equal to $4,945,941 in the aggregate, to be allocated as among the Company Options based on the number of Shares purchasable under each Company Option (the "Net Amount"). The Company shall not make, or agree to make, any payment of any kind to any holder of a Company Option (except for the payment described above and except as described on Schedule 7.2) without the consent of InSight and Newco.

     (b) All Stock Option Plans shall be terminated as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time. The Company shall ensure that following the Effective Time, no holder of a Company Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, InSight, Newco or the Surviving Corporation.

     (c) The Company shall pay its portion and withhold and deposit the proper amount of all Federal and state payroll and employment taxes required to be paid and withheld from the Net Amount.

7.9 TAX TREATMENT. The parties agree that for federal income tax purposes, (a) the Merger is intended to be treated as (i) a sale of the Company's assets to Newco followed by (ii) a liquidation of the Company in which an amount equal to
(A) the Closing Merger Payment plus the Escrow Amount, plus or minus, as applicable, the Final Adjustment, multiplied by (B) the aggregate number of Merger Shares, will be distributed to the Stockholders in cancellation of the Merger Shares pursuant to Article II, and (b) SMSI's share of such deemed liquidating distribution is intended to be tax-free as a distribution received in a liquidation described in Section 332 of the Code. The Stockholders will be responsible for Taxes incurred by the Company and for obligations of the Company under the tax sharing agreement described in Schedule 3.8, in each case as a result of the Merger based on the foregoing tax characterization of the Merger.

7.10 CONFIDENTIALITY.    Except as and to the extent required by law, InSight
and Newco will not disclose or use, and will direct their representatives not to disclose or use, to the detriment of the Company or the Stockholders, any Confidential Information with respect to the Company or the Stockholders, furnished, or to be furnished, by the Company or any Stockholder, or their respective representatives, to InSight or Newco or their representatives, at any time or in any manner other than in connection with its evaluation of the Merger. "Confidential Information" means any information about the Company or the Stockholders stamped "confidential" or identified in writing as such to InSight or Newco by the Company or the Stockholders promptly following its disclosure, unless (a) such information is already known to InSight or Newco or their representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of InSight or Newco or their representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Merger or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. In the event the Merger is not consummated, upon the written request of the Company or the Stockholders, after the termination of this Agreement pursuant to Article X, InSight and Newco will return promptly to the Company or the Stockholders, as applicable, or destroy any Confidential Information in its possession and certify in writing to the Company and the Stockholders that it has done so.

7.11 GENERAL RELEASE. As a material inducement for InSight and Newco to enter into this Agreement, effective as of the Effective Time, each of the Stockholders hereby unconditionally and irrevocably releases and forever discharges the Company from any and all rights, claims, demands, judgments, obligations, Liabilities and damages relating to the Company which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Effective Time. Each Stockholder expressly intends that the foregoing release shall be effective regardless of whether the basis for any claim or right hereby released shall have been known to or anticipated by such Stockholder.

7.12 COOPERATION AND ACCESS TO INFORMATION. InSight and Newco will provide SMSI with such cooperation and information as SMSI reasonably may request for the purpose of preparing and filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes, in each case to the extent involving the Company and taxable periods ending on or before the Closing Date. Such cooperation and information shall include providing access to books and records of the Company, financial statements, state allocation information with respect to Taxes and copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. InSight and Newco shall make their employees available to SMSI on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Newco and InSight will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) eight (8) years following the due date (without extension) for such returns. Anything to the contrary in this Agreement notwithstanding, SMSI may retain all returns, schedules and work papers and all material records or other documents relating to Tax matters for all taxable periods of the Company ending on or prior to the Closing Date and will make such documents available and provide copies of such documents upon reasonable request of InSight or Newco. Any information obtained under this Section 7.12 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

7.13 AMENDMENT OF THE COMPANY'S 401(k) PLAN. The Company shall amend its 401(k) Plan prior to the Closing Date to provide that no contributions shall be made to such plan subsequent to the Closing Date.

                                    ARTICLE VIII
                                     CONDITIONS

8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

     (a) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that prohibits or restricts the consummation of the Merger or makes such consummation illegal (each party agreeing to use commercially reasonable efforts to have any such prohibition lifted).

     (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

8.2 CONDITIONS TO THE COMPANY'S AND THE STOCKHOLDERS' OBLIGATION TO EFFECT THE MERGER. The obligation of the Company and the Stockholders to effect the Merger shall be subject to the satisfaction or waiver, prior to the proposed Effective Time, of the following conditions:

     (a) All of the representations and warranties of InSight and Newco set forth in this Agreement shall be true and correct in all material respects as of the date hereof and (except for those that are expressly made only as of another date) as of the Effective Time as though made on and as of such time, and each of InSight and Newco shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time;

     (b) Each of InSight and Newco shall have entered into and delivered to the Company and the Stockholders each of the Related Documents to which it is a party.

     (c) InSight and Newco shall have delivered to the Company and the Stockholders the opinions of Arent Fox Kintner Plotkin & Kahn, PLLC, counsel to InSight and Newco, in form and substance reasonably acceptable to the Company and the Stockholders.

     (d) InSight shall pay or cause to be paid to Anthem $6,160,064, representing the amount the Company is indebted to Anthem as of the Closing Date as shown on Schedule 2.2(b).

     (e) InSight shall pay or cause to be paid to SMSI the dividend declared by the Company on the Preferred Shares in the amount of $820,000.

8.3 CONDITIONS TO INSIGHT'S AND NEWCO'S OBLIGATIONS TO EFFECT THE MERGER. The obligations of InSight and Newco to effect the Merger shall be subject to the satisfaction or waiver by InSight and Newco, prior to the proposed Effective Time, of the following conditions:

     (a) All of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except those representations or warranties that are qualified as to materiality, which shall be true and correct in all respects) as of the date hereof and (except for those that are expressly made only as of another date) as of the Effective Time as though made on and as of such time, and the Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

     (b) The unanimous approval of the Stockholders shall have been obtained in accordance with applicable law and the Company's Charter.

     (c) There shall not have occurred any Material Adverse Change since December 31, 1997.

     (d) All filings required to be made prior to the Effective Time with, and all consents, approvals, authorizations and Permits required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the consummation of the Merger, shall have been made and/or obtained, other than those the failure of which to be made and/or obtained would not reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the Merger (it being understood that such failure with respect to any certificates of need, determinations of need, licenses in respect of radioactive materials shall be deemed to have such Material Adverse Effect).

     (e) All notices required to be given prior to the Effective Time with, and all consents, approvals, authorizations, waivers and amendments required to be obtained prior to the Effective Time from, any third party in connection with the consummation of the Merger shall have been made and/or obtained (or, if the notice, consent, approval, authorization, waiver or amendment that is not so made and/or obtained is required pursuant to the terms of any of the Company's indebtedness or obligations for money borrowed, the Company repays such indebtedness or obligation prior to the Effective Time), other than those the failure of which to be made and/or obtained would not reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the Merger (it being understood that such failure with respect to the matters listed on Schedule 8.3(e) shall be deemed to have such Material Adverse Effect).

     (f) InSight and Newco shall have received evidence satisfactory to them that the payment of all Transaction Expenses incurred by the Company in connection with the preparation for, and consummation of, the transactions contemplated hereby and by the Related

Documents, has occurred or has been reflected on the Estimated Closing Balance Sheet either as an increase in Assumed Debt or a reduction in cash or Net Noncash Working Capital.

     (g) The Company and each of the Stockholders shall have entered into and delivered to InSight and Newco each of the Related Documents to which each is a party.

     (h) The Company shall have delivered to InSight and Newco the opinions of Shipman & Goodwin LLP, counsel for the Company, SMSI and the other Stockholders, in form and substance reasonably acceptable to InSight and Newco.

     (i) The Company's 401(k) Plan shall have been amended in accordance with the provisions of Section 7.13.


                                    ARTICLE IX
                         TERMINATION; EFFECT OF TERMINATION

9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing by:

     (a) the mutual written consent of InSight, Newco, the Company and the Stockholders; or

     (b) InSight and Newco, if there has been a material breach by the Company or any Stockholder of any representation, warranty, covenant or agreement set forth in this Agreement which is not cured by the Company or such Stockholder within 10 days after notice thereof; or

     (c) the Company, if there has been material breach by InSight or Newco of any representation, warranty, covenant or agreement set forth in this Agreement which is not cured by InSight or Newco within 10 days after notice thereof; or

     (d) InSight and Newco, if the conditions set forth in Sections 8.1 or 8.3 shall not have been satisfied or waived by May 15, 1998; or

     (e) the Company and the Stockholders, if the conditions set forth in Sections 8.1 or 8.2 shall not have been satisfied or waived by May 15, 1998; or

     (f) either InSight and Newco, on the one hand, or the Company and the Stockholders, on the other hand, if any permanent injunction or other Order of a court or other competent authority preventing the Closing shall have become final and nonappealable; provided, however, that neither InSight and Newco, on the one hand, nor the Company and the Stockholders, on the other hand, shall be entitled to terminate this Agreement if such party's breach of this Agreement has prevented the satisfaction of a condition. Any termination pursuant to this Section 9.1 (other than a termination pursuant to Section 9.1(a)) shall be effected by written notice from the party or parties so terminating to the other parties hereto, which notice shall specify the Section of this Agreement pursuant to which this Agreement is being terminated.

9.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except for this Section 9.2 and Article X, each of which shall survive the termination of this Agreement.


                                     ARTICLE X
                            SURVIVAL AND INDEMNIFICATION

10.1. SURVIVAL OF REPRESENTATIONS. The representations, warranties and covenants of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing Date; provided, however, that (i) the representations and warranties in Sections 3.8 and 3.20 shall survive until the expiration of the statute of limitations applicable to the matters covered thereby, and (ii) the representations and warranties set forth in Sections 3.1, 3.2 and 3.4 and Articles IV (other than Section 4.5(ii)), V and VI shall survive indefinitely. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. All covenants and agreements of the parties contemplating performance after the Closing Date shall survive the Closing Date for a period ending at the earlier of the date such covenant or agreement is performed or the expiration of the statute of limitations for any claim relating thereto.

10.2. INDEMNIFICATION BY THE COMPANY AND THE MINORITY STOCKHOLDERS. Subject to the limitations set forth in Section 10.7, each of the Minority Stockholders and, if the Closing has not occurred, the Company, agrees to indemnify and hold InSight and Newco harmless against and in respect of any Losses which arise out of or result from, or any Liability of any nature incurred in connection with
(i) any breach by the Company or any Minority Stockholder of any covenant, representation or warranty made or given by the Company or any Minority Stockholder herein or in any certificate, schedule or exhibit delivered pursuant hereto, PROVIDED, that with respect to the representations and warranties set forth in Article V, each Minority Stockholder shall indemnify and hold Insight and Newco harmless only in respect of Losses arising out of or resulting from and Liabilities incurred in connection with a breach by such Minority Stockholder, severally and not jointly with any other Minority Stockholder, or
(ii) any action, suit, proceeding, claim or demand by any Person where any of the alleged or actual breach, default, act, omission or other grounds therefor is attributable to events occurring on or prior to the Closing Date, including any and all Losses attributable to the use of the services provided by the Company on or prior to the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

10.3.     INDEMNIFICATION BY SMSI.  Subject to the limitations set forth in
Section 10.7, SMSI agrees, severally and not jointly, to indemnify and hold InSight and Newco harmless against and in respect of any Losses which arise out of or result from (i) any breach by SMSI of any covenant, representation or warranty of SMSI made herein, or in any certificate, schedule or exhibit delivered pursuant hereto and (ii) any breach by the Company of any covenant, representation or warranty of the Company made herein or in any certificate, schedule or exhibit delivered pursuant hereto, PROVIDED that SMSI's liability under this clause (ii) shall be non-recourse to SMSI, and InSight and Newco may recover Losses under this clause (ii) only from and to the extent of SMSI's Pro Rata Share (as defined in the Escrow Agreement) of the Escrow Amount.

10.4. INDEMNIFICATION BY INSIGHT AND NEWCO. InSight and Newco, jointly and severally, agree to indemnify and hold harmless the Stockholders against and in respect of any Losses which arise out of or result from or are incurred by the Stockholders in connection with (i) any breach by InSight or Newco of any covenant, representation or warranty of InSight or Newco made herein, or in any certificate, schedule or exhibit delivered pursuant hereto, and (ii) any action, suit, proceeding, claim or demand by any Person where any of the alleged or actual breach, default, act, omission or other grounds therefor is attributable to events occurring after the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

10.5. PROCEDURES FOR THIRD PARTY INDEMNIFICATION. If any action, suit or proceeding shall be commenced against, or any claim or demand be asserted against any party hereto, in respect of which such party proposes to demand indemnification under Section 10.2, 10.3 or 10.4, as applicable, as a condition precedent thereto, the party seeking indemnification ("Indemnitee") shall promptly notify the other party ("Indemnitor") in writing to that effect, and with reasonable particularity and containing a reference to the provisions of this Agreement; provided, however, that the failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations hereunder to the extent such failure actually prejudices such Indemnitor. Indemnitor shall have the right to assume the entire control of, including the selection of counsel, subject to the right of Indemnitee to participate (at its expense and with counsel of its choice) in the defense, compromise or settlement thereof, and in connection therewith, Indemnitee shall cooperate fully in all respects with Indemnitor in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Indemnitee shall make available to the Indemnitor all pertinent information and documents under the control of Indemnitee. Indemnitor will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of Indemnitee, which consent will not be unreasonably withheld or delayed. So long as Indemnitor is defending in good faith any such claim or demand asserted by a third party against Indemnitee, Indemnitee shall not settle or compromise such claim or demand without the prior written consent of Indemnitor, which consent will not be unreasonably withheld or delayed. Indemnitee shall make available to the Indemnitor or its agents all records and other materials in Indemnitee's possession reasonably required by it for its use in contesting any third party claim or demand. If the Indemnitor shall fail to defend any such action, suit, proceeding, claim or demand and shall fail to cure such failure to defend within three (3) days after receipt of written notice from Indemnitee, then Indemnitee may defend, through counsel of its own choosing, such action, suit, proceeding, claim or demand and (so long as Indemnitee gives Indemnitor at least fifteen (15) days' written notice of the terms of the proposed settlement thereof and permits Indemnitor to then undertake the defense thereof if Indemnitor objects to the proposed settlement) to settle such action, suit, proceeding, claim or demand and to recover from Indemnitor the amount of such Losses.

10.6. NOTICE OF CLAIMS. Upon discovery of any breach of the covenants, representatives and warranties of any party herein contained (other than as a result of the bringing of any action, suit or proceeding or the assertion of any claim or demand referred to Section 10.5), the discovering party shall give notice to the breaching party promptly after the discovery of such breach, provided, however, that the failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations hereunder to the extent such failure actually prejudices such Indemnitor.

10.7.     LIMITATIONS ON INDEMNIFICATION BY THE STOCKHOLDERS.

     (a) Notwithstanding any other provision of this Article X, SMSI's liability to InSight and Newco hereunder shall not exceed the proportion of the Closing Merger Payment plus the Escrow Amount (without deduction for any payments made therefrom to InSight or Newco in respect of indemnification claims) plus or minus, as applicable, the Final Adjustment that, in each case, SMSI is entitled to receive as payment for its Merger Shares pursuant to Section 2.2; and

     (b) Notwithstanding any other provision of this Article X, the Minority Stockholders' joint and several liability to InSight and Newco hereunder shall not exceed the proportion of the Closing Merger Payment plus the Escrow Amount (without deduction for any payments made therefrom to InSight or Newco in respect of indemnification claims) plus or minus, as applicable, the Final Adjustment that, in each case, the Minority Stockholders are entitled to receive as payment for their Merger Shares pursuant to Section 2.2.

     (c) Notwithstanding any other provision of this Article X, any indemnification payments payable to InSight or Newco under this Article X shall be paid (i) first from any amounts held in the Escrow Account as set forth in the Escrow Agreement and (ii) then by SMSI and/or the Minority Stockholders, as applicable, subject to Sections 10.7(a) and (b).

     (d) In the event that both SMSI and the Minority Stockholders are liable for the same indemnification claim, liability shall be allocated 80% to SMSI and 20% to the Minority Stockholders.

10.8 TAX INDEMNITY.

     (a)  If the intended tax characterization of the Merger as set forth in
Section 7.9 is inaccurate, InSight and Newco agree, jointly and severally, to indemnify and hold harmless the Company and the Stockholders and their respective affiliates and successors (collectively, the "Company Indemnitees") from any and all Losses incurred by, imposed upon or assessed against the Company Indemnitees as a result thereof (i) in excess of those that would have been incurred by the Company Indemnitees if such tax characterization had been accurate and the Company Indemnitees timely paid all Taxes due and owing based on such tax characterization; and (ii) in enforcement of the indemnity provided pursuant to this Section 10.8. InSight's and Newco's indemnification obligations set forth in this Section 10.8 are subject to the condition that prior to March 6, 1998, SMSI was the record and beneficial owner for state corporate law purposes of at least 80% of the Merger Shares and has remained (and will remain) the record and beneficial owner for state corporate law purposes of at least 80% of the Merger Shares until the Effective Time.

     (b) The Stockholders shall indemnify InSight and Newco for any Tax Liability arising from the Company being included in any consolidated Tax Return of SMSI filed from and after the Closing Date with respect to Tax periods ending on or before the Closing Date or including the Closing Date, provided that this
Section 10.8(b) shall not in any way limit the indemnity set forth in Section 10.8(a) or require that the Stockholders indemnify InSight or Newco with respect to the matters described in Section 10.8(a).

10.9. INDEMNIFIED LOSSES. For the purpose of this Article X, the term "Losses" shall mean and include any and all Liabilities, losses, damages, claims, expenses, Taxes (including any Taxes attributable to indemnity payments made pursuant to Section 10.8), costs, fines, fees, penalties, obligations or injuries, including those resulting from any and all actions, suits, proceedings, demands, assessments or judgments, together with reasonable costs and expenses, including (except as provided in Section 10.5) the reasonable attorney's fees and other legal costs and expenses relating thereto; provided, however, that Losses shall not include, and InSight and Newco, in the case of clause (i), and no party, in the case of clause (ii), shall be entitled to recover, (i) damages covered by reserves on the Adjusted Closing Balance Sheet or provided for on the Adjusted Assumed Debt Schedule, or (ii) consequential damages unrelated to the Business, punitive damages or any Tax benefits or savings to the party seeking indemnification attributable to, or derived from, such Losses, and Losses shall also be reduced by the proceeds of any insurance paid to such party with respect to the events giving rise to such Loss, but no right of subrogation shall accrue to any insurer.

10.10 INDEMNIFICATION THRESHOLD. Notwithstanding any other provision of this Article X, (i) no Stockholder shall be liable to InSight and Newco hereunder unless and until the cumulative aggregate claims of InSight and Newco against the Stockholders exceed $150,000 (excluding any payments made pursuant to the Final Adjustment) (the "Threshold Amount"), at which time and at all times thereafter InSight and Newco shall be entitled to the full amount of all claims without deduction of the Threshold Amount, and (ii) neither InSight nor Newco shall be liable to any Stockholder hereunder unless and until the cumulative aggregate claims of the Stockholders against InSight and Newco exceed the Threshold Amount, at which time and at all times thereafter the Stockholders shall be entitled to the full amount of all claims without deduction of the Threshold Amount.

10.11 EXCLUSIVE REMEDY. The provisions of this Article X, in conjunction with but not limited to the provisions of the Escrow Agreement, set forth the exclusive remedy of the parties with respect to any matter or event described in Sections 10.1, 10.2, 10.3 or 10.4, respectively, or any other dispute arising out of this Agreement or transactions contemplated by this Agreement, except that the Stockholders and the Company shall be entitled to seek and obtain equitable remedies against InSight and Newco in the event of a breach by InSight and Newco of Section 7.10, and InSight and Newco shall be entitled to seek and obtain equitable remedies, including specific performance, in the event of a breach of Section 7.5 or if the Company or any Stockholder breaches its obligation to consummate the Closing.


                                     ARTICLE XI
                              MISCELLANEOUS PROVISIONS

11.1 AMENDMENT. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each party, except that any party may waive any obligation owed to it by another party under this Agreement. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.2 ENTIRE AGREEMENT. This Agreement and the other agreements and documents referenced herein (including the schedules and the exhibits (in their executed form) attached hereto) and any other document or agreement entered into contemporaneously with this Agreement contain all of the agreements among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings among the parties with respect thereto.

11.3 SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.4 BENEFITS OF AGREEMENT. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the foregoing.

11.5 EXPENSES. Except as otherwise provided in this Agreement, InSight, Newco, the Company and the Stockholders shall each bear their own expenses incurred in connection with this Agreement and the Related Documents.

11.6 HEADINGS. Descriptive headings are for convenience only and shall not control or affect in any way the meaning or construction of any provision of this Agreement.

11.7 NOTICES. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, by facsimile, sent by nationally recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a part as shall be specified by like notice):

     (a)  if to the Company or the Stockholders, to:

               Signal Medical Services Inc.
               74 Batterson Park Road
               Farmington, CT 06032
               Attention: President
               Telephone No.: 860-674-9991
               Facsimile No.:  860-674-9711

          with copies to:

               Anthem Health Plans, Inc.
               370 Bassett Road
               North Haven, CT 06473
               Attention: General Counsel
               Telephone No.: 203-239-8526
               Facsimile No.: 203-239-7742

               Shipman & Goodwin, LLP
               One American Row
               Hartford, CT  06103-2819

               Attention:  John E. Kreitler, Esq.
               Telephone No.: 860-251-5119
               Facsimile No.: 860-251-5900

     (b)  if to Newco or InSight, to:

               SMSI Acquisition Company
               c/o InSight Health Services Corp.
               4400 MacArthur Blvd.
               Suite 800
               Newport Beach, CA  92660
               Attention: General Counsel
               Telephone No.:  (714) 476-0733
               Facsimile No.:  (714) 851-5981

          with a copy to:

               Arent Fox Kintner Plotkin & Kahn, PLLC
               1050 Connecticut Avenue, NW
               Washington, DC  20036
               Attention: Gerald P. McCartin, Esq.
               Telephone No.:  (202) 857-6090
               Facsimile No.:  (202) 857-6395.

All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery,
(ii) in the case of delivery by facsimile, on the date of such delivery, (iii) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (iv) in the case of mailing, on the third Business Day following such mailing.

11.8 ASSIGNMENT. Nothing contained in this Agreement shall be construed to permit the assignment by any party hereto of any rights or obligations hereunder and such assignment is expressly prohibited without the prior written consent of
(i) InSight and Newco, if assignment is sought by the Company or any Stockholder, or (ii) the Company and the Stockholders, if assignment is sought by InSight or Newco; provided, however, that after the Closing Newco may assign its rights and obligations hereunder to any of its Affiliates and provided further that after the Closing InSight and Newco may grant a security interest in or otherwise transfer or assign this Agreement if such security interest, transfer or assignment is solely for the purpose of providing collateral to a third party lender, in which event such transferee or assignee shall have all of InSight's and Newco's rights and remedies hereunder, provided that any such transfer, assignment or other grant of an interest shall not relieve InSight or Newco from their obligations hereunder.

11.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.


11.10 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Connecticut, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Connecticut to be applied, except with respect to matters of corporate law as they apply to Newco and the Company, which shall be governed by the Delaware Statute.

11.11 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.12 INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached shall not affect the incorrectness of or a breach of a representation and warranty hereunder.

11.13 INTERPRETATION; CONSTRUCTION. The term "Agreement" means this Agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. In this Agreement, the term "Knowledge" of any Person (other than SMSI) means (i) the actual knowledge of such Person and (ii) that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs. When used in the case of SMSI, the term "Knowledge" shall mean the actual knowledge of (i) the officers, directors, employees and agents of SMSI and Anthem and (ii) any representatives of SMSI or Anthem who are directors of the Company. When used in the case of the Company, the term "Knowledge" shall mean the Knowledge of the executive officers and directors of the Company. The use in this Agreement of the term "including" means "including, without limitation." The words "herein", "hereof", "hereunder", "hereby", "hereto", "hereinafter", and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP.

11.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT.

                          [SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

               INSIGHT HEALTH SERVICES CORP.


               By:
                   --------------------------------------------
               Name:
               Title:

               SMSI ACQUISITION COMPANY


               By:
                   --------------------------------------------
               Name:
               Title:


               SIGNAL MEDICAL SERVICES, INC.


               By:
                   --------------------------------------------
               Name:
               Title:


               SMSI HOLDINGS, INC.


               By:
                   --------------------------------------------
               Name:
               Title:


               MINORITY STOCKHOLDERS


               ------------------------------------------------
               Brian P. Stone


               ------------------------------------------------
               Thomas W. Crucitti


               ------------------------------------------------
               Todd Stowell

                                     ANNEX I

                                    DEFINITIONS


     "Acquisition Proposal" means any offer, proposal or indication of interest in (i) the direct or indirect acquisition of all or any material part of the assets or properties of the Company, (ii) a merger, consolidation or other business combination directly or indirectly involving the Company or (iii) the direct or indirect acquisition of any capital stock, or option, warrant, right, or other security convertible into or exercisable for capital stock, of the Company.

     "Affiliate" means, with respect to any Person, (i) a director, officer or stockholder of such Person, (ii) a spouse of such Person, and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

     "Agreement" has the meaning set forth in Section 11.13.

     "Anthem" means Anthem Health Plans, Inc., a Connecticut corporation.

     "Anthem Guaranty" means the Guaranty of Anthem in the form attached hereto as Exhibit B.

     "Applicable Rate" means the prime rate as of the Closing Date as reported in the Wall Street Journal.

     "Assumed Debt" means the total outstanding principal balance of the Company's long-term debt and capital lease obligations as recorded in the Company's balance sheet from time to time in accordance with GAAP plus the total adjustments to outstanding debt (which adjustments treat certain operating leases as capital leases and treat certain guarantees as indebtedness) initially set forth on Schedule 2.2(b) delivered by the Company on the date hereof (the "Assumed Debt Adjustment Schedule") and as subsequently revised pursuant to
Section 2.2; provided, that in the event the Company takes delivery of that certain General Electric 1.5 Mobile MRI Unit (Unit M018) prior to Closing, the principal balance of long-term debt or capital lease obligations incurred in connection with the acquisition of such unit shall not be included in Assumed Debt.

     "Business" means the Company's business of providing fixed and mobile site diagnostic imaging and therapeutic services in the United States and administrative, consulting and business services to providers of diagnostic imaging in the United States and to Subsidiaries of the Company.

     "Business Day" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

     "Certificate of Merger" means the Certificate of Merger in the form attached as Exhibit A hereto.

     "Closing" has the meaning set forth in Section 1.7.

     "Closing Date" has the meaning set forth in Section 1.7.

     "Closing Merger Payment" has the meaning set forth in Section 2.2(b).

     "Code" has the meaning set forth in Section 3.8(a).

     "Commitments List" has the meaning set forth in Section 3.6(d).

     "Company" has the meaning set forth in the introductory paragraph to this Agreement.

     "Company's By-Laws" means the bylaws of the Company as in effect on the date hereof.

     "Company's Charter" means the certificate of incorporation of the Company as in effect on the date hereof.

     "Confidential Information" has the meaning set forth in Section 7.10.

     "Contract", with respect to any entity, means any contract, agreement, lease, arrangement or understanding, or any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, commitment or instrument.

     "Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Covered Taxes" means all Taxes of the Company and each Tax Affiliate for periods ending on or prior to the close of business on the Closing.

     "CT Unit" has the meaning set forth in Section 3.6(c).

     "Effective Time" has the meaning set forth in Section 1.2.

     "Employment Agreements" means those Employment Agreements and the Amendment to Employment Agreement in the forms attached hereto as Exhibit E.

     "Employee Benefit Plan" (i) any qualified or non-qualified Employee
Pension Benefit Plan (as defined in Section 3(2) of ERISA), including any Multiemployer Plan or Multiple Employer Plan, (ii) any Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA), or (iii) any employee benefit, fringe benefit, compensation, severance, incentive, bonus, profit-sharing, stock option, stock purchase or other plan, program or arrangement, whether or not subject to ERISA and whether or not funded.

     "Encumbrances" shall mean and include security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, rights of way, servitudes, options, rights of first refusal, community property interests, equitable interests, restrictions of any kind and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

     "Environmental, Health and Safety Laws" means all Laws, Permits and Orders and all common law relating to or addressing pollution or protection of the environment, including, but not limited to, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

     "ERISA Affiliate" means, with respect to any Person, any other Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with such Person as defined in Section 414(b), 414(c), or 414(m) or 414(o) of the Code.

     "Escrow Agent" has the meaning provided in the Escrow Agreement.

     "Escrow Agreement" means the Escrow Agreement by and among InSight, Newco, the Stockholders and State Street Bank and Trust Company, as Escrow Agent, the form of which is attached hereto as Exhibit F.

     "Escrow Amount" has the meaning set forth in Section 2.2(a).

     "Estimated Closing Balance Sheet" has the meaning set forth in Section 2.2(b).

     "Federal Health Care Program" has the meaning set forth in Section 3.19.

     "Financial Statements" has the meaning set forth in Section 3.6.(a).

     "Fraud and Abuse Laws" means: False Claims Act, 31 U.S.C. (S) 3729; 18 U.S.C. (S) 287 (criminal provisions); Social Security Act, 42 U.S.C. (S)(S) 1320a-7, 1320a-7a, 1320a-7b, 1395nn; 18 U.S.C. (S)(S) 1347, 669, 1035, 1518,
1001, 1341, 1343, 1956, 1957, 371, 286, 1961, 641, 1345, 981, and all applicable similar state laws and regulations.

     "GAAP" means generally accepted accounting principles.

     "Governmental Entity" means federal, state, local or foreign government and any court, tribunal, administrative agency, commission or other governmental or regulatory authority or agency, domestic, foreign or supranational.

     "Group Health Plan" has the meaning set forth in Section 3.17.

     "Guaranty" means, as to any Person, any Contract of such Person pursuant to which such Person guarantees the indebtedness, liabilities or obligations of others, directly or indirectly, in any manner, including agreements to purchase such indebtedness, liabilities or obligations, or to supply funds to or in any manner invest in others for the benefit of another Person, or to otherwise assure the holder of such indebtedness, liabilities or obligations against loss.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Income Taxes" shall mean all Taxes based upon income, including without limitation income Taxes, franchise Taxes based upon income and any Taxes paid in lieu of (or because they are greater than) any of the foregoing.

     "Intellectual Property" has the meaning set forth in Section 3.11.

     "Knowledge" has the meaning set forth in Section 11.13.

     "Latest Balance Sheet" means the audited consolidated balance sheet of the Company as of December 31, 1997, as audited by KPMG Peat Marwick.

     "Latest Balance Sheet Date" means December 31, 1997.

     "Law" means any applicable foreign, federal, state or local law, statute, treaty, rule, directive, regulation, ordinances and similar provisions having the force or effect of law or an Order of any Governmental Entity (including all Environmental, Health and Safety Laws).

     "Leased Property" has the meaning set forth in Section 3.10.

     "Letter of Intent" means the letter dated March 6, 1998 from InSight Health Services Corp. to the Company.

     "LI Unit" has the meaning set forth in Section 3.6(c).

     "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

     "Material Adverse Change" has the meaning set forth in Section 3.7(a).

     "Material Adverse Effect" means any effect or condition that, individually or in the aggregate with any other effect or condition, is materially adverse to the assets, properties, business, financial condition, results of operations or prospects of the Company and its Subsidiaries (taken as a whole).

     "Merger Consideration" means (i) the sum of Closing Merger Payment and the Escrow Amount, to the extent payable to the Stockholders, plus or minus the Final Adjustment, as applicable, divided by (ii) the aggregate number of Merger Shares.

     "Merger Shares" means the Shares that are issued and outstanding immediately prior to the Effective Time that are owned by any Person other than the Company.

     "MMI Unit" has the meaning set forth in Section 3.6(c).

     "MRI Unit" has the meaning set forth in Section 3.6(c).

     "Net Noncash Working Capital" means the Company's total current assets, excluding cash and cash equivalents, minus the Company's total current liabilities, excluding the dividend in the amount of $820,000 declared on the Preferred Shares, the current portion of long-term debt and the current portion of capital lease obligations, as recorded in the Company's balance sheet from time to time in accordance with GAAP.

     "Newco" has the meaning set forth in the introductory paragraph to this Agreement.

     "Newco's By-Laws" has the meaning set forth in Section 4.1.

     "Newco's Charter" has the meaning set forth in Section 4.1.

     "Option Agreements" means those Option Agreements in the forms attached hereto as Exhibit C.

     "Option Settlement Agreements" means those Option Settlement Agreements in the forms attached hereto as Exhibit D.

     "Options" means securities that are convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company or subscriptions, warrants, options, calls, puts, convertible securities, registration or other rights, arrangements or commitments obligating the

Company to issue, sell, register, purchase or redeem any of its equity securities or any ownership interest or rights therein.

     "Orders" means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative orders and determinations of any Governmental Entity or arbitrator.

     "Permits" means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities (including all certificates of need).

     "Permitted Encumbrances" means (i) Encumbrances to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (ii) Encumbrances for Taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded in an aggregate amount of less than $75,000; (iii) Encumbrances incurred in the ordinary course of business of the Company with respect to obligations that do not exceed $25,000 in the aggregate and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company; (iv) workers or unemployment compensation liens arising in the ordinary course of business; and (v) mechanic's, materialmen's supplier's, vendor's, or similar liens arising in the ordinary course of business securing amounts that are not delinquent.

     "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

     "Preferred Shares" means the shares of Series A Preferred Stock, par value $.01 per share, of the Company.

     "Proceeding" means any action, suit, investigation or proceedings before any Governmental Entity or arbitrator.

     "Related Documents" means the Escrow Agreement, the Anthem Guaranty, each of the Option Agreements, each of the Option Settlement Agreements, each of the Employment Agreements and each other instrument or document executed in connection with the transactions contemplated by this Agreement.

     "Securities" means "securities" as defined in Section 2(1) of the Securities Act.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shares" means the shares of common stock, par value $.01 per share, of the Company.

     "SMSI" means SMSI Holdings, Inc.

     "SSA" has the meaning set forth in Section 3.18.

     "State Health Care Program" has the meaning set forth in Section 3.19.

     "Stockholder" has the meaning set forth in the recitals to this Agreement.

     "Subsidiary" means any Person of which 50% or more of the total voting power is owned directly or indirectly by the Company.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Taxes" means, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

     "Transaction Expenses" means all fees and expenses that are incurred by or on behalf of the Company in connection with the preparation for the and consummation of the transactions contemplated hereby and by the other agreements referred to herein.